EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

BETWEEN

EACH PARTY LISTED AS A “SELLER” ON SCHEDULE I

AS SELLERS

AND

SINATRA PROPERTIES LLC

AS PURCHASER

TABLE OF CONTENTS

Page

Article I DEFINITIONS; PRINCIPLES OF CONSTRUCTION	1
Article II PURCHASE AND SALE; PURCHASE PRICE AND DEPOSIT	2
2.1 Purchase and Sale	2
2.2 Purchase Price and Deposit	2
2.3 Escrow Provisions Regarding Deposit	3
2.4 All or Nothing Basis	4
2.5 Assumption Loan Properties	4
Article III DILIGENCE; SERVICE CONTRACTS; BROKERAGE	8
3.1 Diligence	8
3.2 Proprietary Information	9
3.3 Service Contracts	9
3.4 Brokerage	10
Article IV TITLE	10
4.1 Acceptance of Title as of the Effective Date	10
4.2 Title Updates	10
4.3 Permitted Exceptions	11
4.4 Mortgages, Voluntary Liens, Tax Liens and Monetary Liens	12
4.5 New Exceptions	13
4.6 Violations	14
4.7 Assignment of Regency Mortgage	14
4.8 Regency Property	15
Article V CLOSING	15
5.1 Closing Date	15
5.2 Seller Closing Deliveries	16
5.3 Purchaser Closing Deliveries	17
5.4 Prorations and Adjustments	18
5.5 Closing Costs	22
Article VI REPRESENTATIONS AND WARRANTIES OF SELLERS AND PURCHASER	22
6.1 Sellers’ Representations	23
6.2 Subsequent Changes; Updates to Disclosure Schedules	26
6.3 Purchaser’s Representations	27
6.4 Survival	28
Article VII COVENANTS OF SELLERS AND PURCHASER	28
7.1 Operation of Properties	28
7.2 Assumption Loans	29
7.3 Pierre Property	29
7.4 Leases	30
7.5 New Contracts	30
7.6 Voluntary New Exceptions	30
7.7 Notice of Breach	30
7.8 Tax Contests	31
7.9 Bulk Sales	31
7.10 Notice of Litigation, Violations and Regarding Property Tax Matters	32
7.11 Cooperation with Financing	32
7.12 Employees	32
7.13 Acquisition Proposals; Change in Recommendation	33
7.14 Proxy Statement	37
7.15 Trust Shareholders Meeting	37
7.16 PSE&G Approval	38
7.17 Current Certificates of Occupancy	38
Article VIII CONDITIONS PRECEDENT TO CLOSING	39
8.1 Purchaser’s Conditions to Closing	39
8.2 Sellers’ Conditions to Closing	39
8.3 Mutual Condition to Closing	39
Article IX TERMINATION	40
9.1 Termination of this Agreement	40
9.2 Consequences of Termination	40
Article X DEFAULTS AND REMEDIES	43
10.1 Purchaser Default	43
10.2 Seller Default	43
Article XI CASUALTY OR CONDEMNATION	44
11.1 Casualty/Condemnation	44
Article XII INDEMNIFICATION AND SURVIVAL PROVISIONS	45
12.1 Survival; Certain Limitations	45
12.2 Indemnification by Sellers	45
12.3 Indemnification by Purchaser	46
12.4 Damages Definition; Additional Limitations	46
12.5 REIT Savings Clause	47
12.6 Indemnification Procedures	48

ii

Page

12.7 Exclusive Remedy	50
12.8 Manner of Payment	51
12.9 Survival	51
Article XIII AS-IS SALE AND PURCHASE	51
13.1 AS-IS	51
13.2 No Representations	51
13.3 No Implied Warranties	52
13.4 Documents and Information Supplied by Sellers	52
13.5 Assumption and Release	52
13.6 Survival	53
Article XIV MISCELLANEOUS	53
14.1 Binding Effect	53
14.2 Counterparts; Facsimile and Electronic Signatures	53
14.3 Further Assurances	53
14.4 Recording	53
14.5 Relationship of Parties	54
14.6 Exhibits; Annexes; Schedules	54
14.7 Construction	54
14.8 Number and Gender of Words	54
14.9 Successors and Assigns	54
14.10 Multiple Purchasers	54
14.11 Third-Party Beneficiaries	54
14.12 No Personal Liability	55
14.13 Time of the Essence	55
14.14 Waiver	55
14.15 Entire Agreement	55
14.16 Amendments	55
14.17 Severability	55
14.18 Governing Law and Venue	55
14.19 WAIVER OF JURY TRIAL	56
14.20 Confidentiality	56
14.21 Notices	57
14.22 Joint and Several	58
14.23 1031 Exchange	58
14.24 Prevailing Party’s Attorneys’ Fees	59
14.25 Survival	59

iii

EXHIBITS, ANNEXES AND SCHEDULES

EXHIBITS
Exhibit A*	Legal Descriptions
Exhibit B*	Form of Escrow Agreement
Exhibit C-1*	Form of New Jersey Deed
Exhibit C-2*	Form of New York Deed
Exhibit D*	Form of Bill of Sale
Exhibit E*	Form of Assignment and Assumption of Leases
Exhibit F*	Form of General Assignment and Assumption
Exhibit G*	Form of Closing Certificate
Exhibit H*	Form of Certification of Non-Foreign Status
Exhibit I*	Form of Bulk Sales Escrow Agreement
Exhibit J*	Form of Voting Agreement
ANNEXES
Annex 1	Defined Terms
SCHEDULES
Schedule I	Apartment Complex Names and Addresses; Sellers; Allocated Purchase Prices
Schedule II*	Third-Party Reports
Schedule III*	Title Commitments and Surveys
Schedule IV*	Certain Personal Property
Schedule 2.5*	Assumption Loans and Assumption Loan Documents
Schedule 5.4.1.3*	Utility Deposits
Schedule 6.1.4*	Legal Proceedings
Schedule 6.1.5*	Condemnation
Schedule 6.1.7*	Rent Roll and Security Deposits
Schedule 6.1.8*	Service Contracts
Schedule 6.1.9*	Violations
Schedule 6.1.15*	Tax Contests
Schedule 6.1.16*	Permit Issues
Schedule 7.12*	Retained Employees

*These exhibits and schedules have been omitted.  Upon the request of the Securities and Exchange Commission, First Real Estate Investment Trust of New Jersey agrees to furnish copies of the omitted exhibits and schedules.

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is entered into as of the 14th day of January, 2020 (the “Effective Date”), by and among each party listed as a “Seller” on Schedule I attached hereto, each having a principal address at c/o First Real Estate Investment Trust of New Jersey, 505 Main Street, Hackensack, New Jersey 07601 (each, a “Seller”; and, collectively, “Sellers”) and Sinatra Properties LLC, a Delaware limited liability company, having a principal address at c/o Kushner Companies, 666 Fifth Avenue, 15th Floor, New York, New York 10103 (“Purchaser”).

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, Sellers and Purchaser hereby agree as follows:

RECITALS

Each Seller owns the Land (as defined below) associated with the Apartment Complex listed opposite its name on Schedule I, as more particularly described in Exhibit A attached hereto, together with the Apartment Complex (as defined below) located thereon and identified on Schedule I, and Sellers desire to sell, and Purchaser desires to purchase, all of Sellers’ respective right, title and interest in and to such Land, the Apartment Complexes and certain property related to the Apartment Complexes, on the terms and conditions set forth below. The term “Property” as used herein means: (A) the Land on which each Apartment Complex is located, (B) the Improvements (as defined below) constituting such Apartment Complex and (C) the Fixtures and Tangible Personal Property (including, without limitation, the personal property listed on Schedule IV), Leases, Intangibles and Assigned Contracts (as such terms are defined below) relating to such Apartment Complex.

The board of trustees of the Trust (the “Trust Board”) has (a) determined and declared that this Agreement and the Transactions are advisable and in the best interests of the Trust and the holders of shares of beneficial interest without par value of the Trust (the “Trust Shareholders”), (b) approved the execution, delivery and performance by the Trust of this Agreement and the consummation of the Transactions, (c) resolved to recommend approval of this Agreement and the consummation of the Transactions by the Trust Shareholders (such recommendation, the “Trust Board Recommendation”) and (d) directed that this Agreement be submitted to the Trust Shareholders for their approval at a duly held meeting of such shareholders for such purpose (the “Trust Shareholders Meeting”).

Simultaneously with the execution and delivery of this Agreement, each of the trustees of the Trust has entered into a Voting Agreement with Purchaser in substantially the form attached hereto as Exhibit J that provides, among other things, that the shares of beneficial interest of the Trust owned by such Trust Shareholders will be voted at the Trust Shareholders Meeting in favor of approval of this Agreement.

Article I
DEFINITIONS; PRINCIPLES OF CONSTRUCTION

All capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in Annex 1 attached hereto. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. All references to Sections, subsections, paragraphs, Schedules, attachments and Exhibits are to sections, subsections, paragraphs, schedules, attachments and exhibits in or to this Agreement unless otherwise specified. All schedules, exhibits and attachments attached or annexed to this Agreement are incorporated in this Agreement as if fully set forth herein. Unless otherwise specified, the words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein are equally applicable to both the singular and plural forms of the terms so defined. References to “from” or “through” any date mean, unless otherwise specified, from and including or through and including such date, respectively.   When this Agreement provides that something shall be subject to a party’s consent or approval, the same shall mean the consent or approval shall be de determined at such party’s sole and absolute discretion, except to the extent that an alternative standard is expressly set forth herein. The provisions of this Article I shall survive the Closing and any earlier termination of this Agreement.

Article II
PURCHASE AND SALE; PURCHASE PRICE AND DEPOSIT

2.1       Purchase and Sale. Each Seller agrees to sell and convey all of such Seller’s right, title and interest in the Property or Properties owned by such Seller to Purchaser and Purchaser agrees to purchase the same from Sellers, all in accordance with and subject to the terms and conditions set forth in this Agreement.

2.2       Purchase Price and Deposit.

2.2.1       The total purchase price (the “Purchase Price”) for the Properties shall be an amount equal to Two Hundred Sixty-Six Million Five Hundred Thousand Dollars ($266,500,000), payable by Purchaser as follows:

2.2.1.1       On the Effective Date, Purchaser shall deliver to Royal Abstract of New Jersey LLC (in such capacity, “Escrow Agent”) as an earnest money deposit (the “Deposit”), at Purchaser’s option, either (i) a cash deposit by wire transfer of immediately available funds in the amount of Fifteen Million Dollars ($15,000,000) (such cash deposit, together with all interest accrued thereon, the “Cash Deposit”) or (ii) an unconditional, irrevocable letter of credit in the amount of Fifteen Million Dollars ($15,000,000) naming the Trust as beneficiary (such letter of credit, the “Deposit LOC”). The Deposit shall be non-refundable, except as otherwise expressly set forth herein. If Purchaser elects that the Deposit be in the form of a Deposit LOC, then such Deposit LOC shall be issued by Valley National Bank, shall be for a term which expires at least thirty (30) days after the Outside Closing Date, shall otherwise be in a form satisfactory to Sellers and shall be held and disposed of by Escrow Agent as provided in this Section 2.2, Section 2.3 and the Escrow Agreement. Such Deposit LOC shall provide that the Trust will be entitled to draw thereon upon the Trust’s written certification to the issuer of the Deposit LOC that it is authorized to do so in accordance with the provisions of Section 2.3 and the Escrow Agreement. Notwithstanding anything to the contrary contained herein, if at any time while Escrow Agent is holding the Deposit LOC the same is scheduled to expire within thirty (30) days, then unless

Purchaser has delivered to the Escrow Agent, with a copy to Sellers, an amendment to such Deposit LOC extending the expiration date thereof for at least ninety (90) days, Escrow Agent shall be authorized and is hereby required upon receipt of written demand from the Trust to deliver such Deposit LOC to the Trust, and the Trust is hereby authorized to present such Deposit LOC for payment and to deliver the proceeds thereof to Escrow Agent to hold such proceeds as a Cash Deposit pursuant to the terms of this Agreement and the Escrow Agreement. If Escrow Agent is holding a Deposit LOC and pursuant to the terms of this Agreement Sellers are entitled to receive the Deposit as liquidated damages or otherwise, then Escrow Agent shall, upon its receipt of a written directive from the Trust and the expiration of the time period set forth in the Escrow Agreement, deliver such Deposit LOC to the Trust who shall be permitted upon such delivery to present such Deposit LOC for payment. If Escrow Agent is holding a Deposit LOC and the Closing occurs, or if the Closing does not occur and Purchaser is entitled to a return of the Deposit pursuant to this Agreement, then Escrow Agent shall, upon its receipt of a written directive from Purchaser and the expiration of the time period set forth in the Escrow Agreement, deliver such Deposit LOC to Purchaser, and the Trust shall deliver a letter of surrender addressed to the issuer of the Deposit LOC. If Escrow Agent is holding a Cash Deposit, then the Purchaser shall direct Escrow Agent to release the Cash Deposit to Sellers at the Closing by wire transfer of immediately available funds in accordance with Sellers’ wire instructions to be delivered by Sellers to Purchaser and Escrow Agent prior to the Closing (the “Sellers’ Wire Instructions”).

2.2.1.2       The balance of the Purchase Price (which, if the Deposit is in the form of a Cash Deposit, shall mean the entire Purchase Price less the Cash Deposit, and if the Deposit is in the form of a Deposit LOC, shall mean the entire Purchase Price), subject to prorations and/or adjustments required by this Agreement to be made at the Closing, and less the outstanding principal balance of the Assumption Loans as of the Closing Date, shall be paid by Purchaser to Sellers at the Closing in cash by wire transfer of immediately available funds in accordance with the Sellers’ Wire Instructions.

2.2.2       Each of Sellers and Purchaser agree that (i) the Purchase Price shall be allocated among the Properties as set forth on Schedule I (the portions of the Purchase Price so allocated, the “Allocated Purchase Prices”) and (ii) the Allocated Purchase Prices have been arrived at by a process of arm’s-length negotiations, and the parties specifically agree to the Allocated Purchase Prices as final and binding and will consistently reflect those allocations on their respective federal, state and local tax returns, including any state, county and other local transfer or sales tax declarations or forms to be filed in connection with the Transactions.

2.2.3       All currency amounts set forth in this Agreement are expressed in United States Dollars.

2.3       Escrow Provisions Regarding Deposit.

2.3.1       The Deposit shall be held and applied by Escrow Agent in accordance with the applicable terms of this Agreement, including Section 2.2.1.1 and Section 9.2., and that certain Escrow Agreement among Escrow Agent, Sellers and Purchaser being executed on the Effective Date in the form of Exhibit B (as the same may be supplemented, amended, restated or otherwise modified from time to time, the “Escrow Agreement”).

2.3.2       The parties shall deliver to Escrow Agent an executed copy of this Agreement.

2.4       All or Nothing Basis. Purchaser acknowledges and agrees that, except as otherwise expressly set forth herein, (i) the sale of the Properties shall be on an “all or nothing” basis, (ii) Purchaser shall have no right, and Sellers shall have no obligation, to exclude any single Property from the Transactions, and (iii) any termination of this Agreement pursuant to the terms hereof shall constitute a termination of this Agreement as to all of the Properties.

2.5       Assumption Loan Properties.

2.5.1       The Sellers that own the Assumption Loan Properties (the “Assumption Loan Sellers”) are borrowers with respect to certain loans (collectively, the “Assumption Loans”) made by the lenders (collectively, the “Assumption Loan Lenders”) and in the original principal amounts set forth on Schedule 2.5. The Assumption Loans are evidenced by the documents listed on Schedule 2.5 (the “Assumption Loan Documents”). The Assumption Loan encumbering the Berdan Property is referred to herein as the “Berdan Loan” and the Assumption Loan encumbering the Pierre Property is referred to herein as the “Pierre Loan”.

2.5.2       Purchaser shall assume the Assumption Loans and the Assumption Loan Documents at Closing pursuant to, and subject to the further terms of, this Section 2.5. Purchaser hereby acknowledges that it has reviewed the Assumption Loan Documents and, subject to the further terms of this Section 2.5, agrees to use good faith efforts to promptly satisfy all conditions that each of the Assumption Loan Lenders may require in order to cause the Loan Assumption and Release to be effective (collectively, the “Loan Assumption Requirements”). Without limiting the foregoing, Purchaser hereby agrees (i) to cooperate in a commercially reasonably manner with all requests made by or on behalf of each of the Assumption Loan Lenders for information regarding Purchaser, any Replacement Loan Guarantor and their respective direct and indirect owners (including providing all financial statements, organizational documents, tax returns, background information regarding direct and indirect owners of Purchaser and other information and documents requested by each of the Assumption Loan Lenders and/or required to be provided under the Loan Assumption Requirements), (ii) subject to the further provisions of this Section 2.5, to execute and/or deliver all documentation reasonably requested by the Assumption Loan Lenders and/or required to be executed and/or delivered under the Loan Assumption Requirements and (iii) to cause one or more creditworthy Persons that are reasonably acceptable to each of the Assumption Loan Lenders and satisfy the applicable Loan Assumption Requirements (a “Replacement Loan Guarantor”) to enter into replacement guaranties and indemnities. Purchaser shall assume the Assumption Loans and the Assumption Loan Documents in their existing form (subject to the provisions of Section 7.3 with respect to the Pierre Loan), subject to (x) any modifications to the Assumption Loan Documents required by the Assumption Loan Lenders that do not materially and unreasonably increase the liabilities or obligations imposed by the applicable Assumption Loan Documents upon the borrower or guarantor thereunder over those that presently exist under such Assumption Loan Documents (y) modifications necessary to reflect the change in identity of the borrowers and the guarantors and (z) reasonable changes thereto requested by Purchaser permitting estate planning transfers of direct and indirect interests in such borrowers and Replacement Loan Guarantors (the “Required Estate Planning Changes”).

Sellers acknowledges that Purchaser may also request from the Assumption Loan Lenders changes to the Assumption Loan Documents to (A) permit the transfer of an indirect interest in Purchaser to an institutional provider of preferred equity in the Purchaser, and the transfer to such member of the common equity in Purchaser and (B) provide Purchaser with a so-called “free, one time assumption right”, provided that the failure of an Assumption Loan Lender to agree to any such requested changes, other than the Required Estate Planning Changes (as provided in Section 2.5.7 below), shall not be a condition to Purchaser’s obligation to assume an Assumption Loan. Sellers agree, subject to the further terms of this Section 2.5, to reasonably cooperate and use good faith efforts to assist Purchaser (provided that, except to the set forth in Section 2.5.5 below, Sellers shall have no obligation to incur any expense other than the fees and expenses of its own attorneys) in connection with the Loan Assumption and Release.

2.5.3       Without limiting Purchaser’s obligations set forth above, Purchaser shall, not later than five (5) Business Days after being provided with the form of application required by each Assumption Loan Lender to obtain the applicable Loan Assumption and Release (the “Loan Assumption Application Submittal Deadline”), submit directly to the applicable Assumption Loan Lender a completed application, together with all documents, information and payments required in connection therewith (collectively, the “Loan Assumption Application”), and shall simultaneously therewith provide Sellers with a copy of its transmittal cover letter demonstrating its timely submission of such materials (provided that Section 2.5.5 below shall apply with respect to the payment of any Loan Assumption Fees and Assumption Loan Lender Ancillary Costs). Purchaser acknowledges and agrees that Purchaser is solely responsible for the preparation of the Loan Assumption Applications and the collection of all materials, documents, certificates, financial statements, signatures, and other items required to be submitted in connection with the Loan Assumption Applications, including any and all related payments, other than any required information regarding the applicable Properties or the Sellers that the Assumption Loan Lenders require Sellers to provide.

2.5.4       Purchaser shall expeditiously pursue each Loan Assumption Approval and Loan Assumption and Release and shall (and shall cause any Replacement Loan Guarantor to) use its good faith efforts to promptly satisfy and comply with the Loan Assumption Requirements and any and all other assumption guidelines of an Assumption Loan Lender in connection with the applicable Loan Assumption and Release. Purchaser shall be responsible, at its sole cost and expense, for correcting and re-submitting any deficiencies noted by any of the Assumption Loan Lenders in connection with the Loan Assumption Application no later than three (3) Business Days after notification such Assumption Loan Lender of such deficiency. Purchaser shall (x) keep Sellers reasonably apprised on a current basis of all communications with any Assumption Loan Lender, and shall provide Sellers with a copy of all correspondence (which may be redacted to remove any financial or other confidential information concerning Purchaser, any Replacement Loan Guarantor or any Affiliate thereof) to or from any of the Assumption Loan Lenders with respect to any Loan Assumption Applications, Loan Assumption Approval and/or the Loan Assumption and Release no later than three (3) Business Days after receipt of such correspondence from, or delivery of such correspondence to, any Assumption Loan Lender and (y) permit the applicable Sellers to participate in any discussions with the Assumption Loan Lenders (and nothing herein shall prohibit the applicable Sellers from directly contacting and communicating with the Assumption Loan Lenders, provided that Purchaser shall be advised of a Seller’s intent to directly contact or communicate with an Assumption Loan Lender concerning a Loan Assumption Application and be provided the opportunity to participate in any such communications).

2.5.5       Purchaser, on the one hand, and Pierre Property Seller (with respect to the Pierre Property only) or Berdan Property Seller (with respect to the Berdan Property only), on the other hand, shall each pay fifty percent (50%) of all Loan Assumption Fees imposed or charged by the Assumption Loan Lenders in connection with the Loan Assumption Applications and the Loan Assumption and Releases; provided, however, that (i) with respect to the Berdan Property, in no event shall each of Purchaser, on the one hand, and Berdan Property Seller, on the other hand, be obligated in respect of Loan Assumption Fees to pay more than 0.50% of the outstanding principal balance of the Berdan Loan as of the Closing Date (being each party’s “Berdan Loan Assumption Fee Cap”), and (ii) with respect to the Pierre Property, in no event shall each of Purchaser, on the one hand, and Pierre Property Seller, on the other hand, be obligated to pay in respect of Loan Assumption Fees more than 0.50% of the outstanding principal balance of the Pierre Loan as of the Closing Date (being each party’s “Pierre Loan Assumption Cap”; each of the Berdan Loan Assumption Fee Cap and the Pierre Loan Assumption Fee cap being a “Loan Assumption Fee Cap” and collectively, the “Loan Assumption Fee Caps”) (however, a party may elect in its sole discretion to pay amounts in excess of one or both Loan Assumption Fee Caps). Notwithstanding the foregoing, but subject to Section 7.3, (a) Purchaser shall be solely responsible for all Assumption Loan Lender Ancillary Costs and (b) each party shall be responsible for the costs and expenses of its own attorneys in connection with all Loan Assumption Applications and pursuing the Loan Assumption Approvals and Loan Assumption and Releases. All Loan Assumption Fees and Assumption Loan Lender Ancillary Costs shall be paid when due, whether before, at or after the Closing and whether or not the Closing occurs.

2.5.6       At Closing, and without limiting Purchaser’s obligations under this Section 2.5, but subject to Section 2.5.7, (i) Purchaser shall be responsible for (x) replacing (and increasing to the extent required by any of the Assumption Loan Lenders) all reserves, impounds and other accounts required to be maintained in connection with the Assumption Loans, to the extent such existing reserves, impounds and other accounts are not assigned to Purchaser and (y) funding any additional reserves, impounds or accounts required by the Assumption Loan Lenders in connection with the Assumption Loans, (ii) Purchaser (or if required by the applicable Assumption Loan Lender, an SPE Entity) shall assume each Assumption Loan, (iii) Purchaser shall deliver to each Assumption Loan Lender replacement guaranties and indemnities in connection with each Loan Assumption in the form required by the applicable Assumption Loan Lender and (iv) the existing guarantors and indemnitors shall be released from all liability under the existing guaranties and indemnities given under such Assumption Loans all other Assumption Loan Documents (collectively, the foregoing (i), (ii), (iii) and (iv) referred to herein as “Loan Assumption and Release”).

2.5.7       Notwithstanding the foregoing provisions of this Section 2.5, if (i) an Assumption Loan Lender formally denies Purchaser’s Assumption Loan Application or Purchaser has not received the Loan Assumption Approval with respect to one or both of the Loan Assumption Applications by February 28, 2020, then at any time thereafter (until such time that Purchaser receives the applicable Loan Assumption Approval(s)), Sellers or Purchaser may elect, by written notice to the other party, to terminate this Agreement solely with respect to the applicable Property or Properties; (ii) notwithstanding Purchaser’s compliance with Section 2.5.4 above, an Assumption Loan Lender formally denies Purchaser’s Assumption Loan Application, refuses to adopt any of the Required Estate Planning Changes or requires, as a condition to granting any Loan Assumption Approval or Loan Assumption and Release, any modifications to the Assumption Loan Documents that materially and unreasonably increase the liabilities or obligations imposed by the applicable Assumption Loan Documents upon the borrower or guarantor thereunder over those that presently exist under such Assumption Loan Documents (including, without limitation, an increase in the amount of any required escrows or reserves or the imposition of any requirement for new escrows or reserves), which modifications are not acceptable to Purchaser, then Purchaser may elect, by written notice to Sellers, to terminate this Agreement solely with respect to the applicable Property or Properties, or (iii) the amount of any Loan Assumption Fee payable with respect to the Berdan Loan or the Pierre Loan exceeds the aggregate Assumption Fee Caps with respect to such Loan and no party elects, within ten (10) days after notification from the applicable Assumption Loan Lender to the applicable Seller and Purchaser of the amount of the Assumption Loan Fee it is requiring, to pay such amounts in excess of such Assumption Fee Caps as are necessary in order that the Assumption Loan Fee for such Assumption Loan will be paid in full, then either party hereto may elect, by written notice to the other party hereto, to terminate this Agreement solely with respect to the applicable Property. Upon any termination election pursuant to this Section 2.5.7, (a) this Agreement shall be deemed automatically terminated solely with respect to the applicable Property(ies) (and the applicable Property(ies) shall no longer constitute a “Property” for the purposes of this Agreement) effective as of Sellers’ notice to Purchaser, or Purchaser’s notice to Sellers, of such election, (b) such Property(ies) shall be excluded from the property to be sold by Sellers to Purchaser at the Closing, (c) the Purchase Price payable by Purchaser at the Closing shall be reduced by an amount equal to the Allocated Purchase Price allocated to such Property(ies) as set forth on Schedule I and (d) all of Sellers’ representations, warranties, covenants, liabilities and obligations, and Purchaser’s rights, with respect to such Property(ies) shall be void and of no further force and effect (without limiting the respective rights and obligations of the parties with respect to the other Properties and except for matters which expressly survive the termination of this Agreement). In addition, if any Assumption Loan Lender, after having issued a Loan Assumption Approval, fails to deliver on or prior to the Closing Date a Loan Assumption and Release, then, unless the parties in their sole discretion elect to extend the Closing Date with respect to the applicable Property, this Agreement shall be deemed automatically terminated solely with respect to the applicable Property(ies) and the provisions of the immediately preceding sentence shall apply; provided that nothing in this sentence shall relieve Purchaser of its obligations under (and subject to) this Section 2.5 to expeditiously pursue each Loan Assumption Approval and Loan Assumption and Release and use good faith efforts to promptly satisfy and comply with the Loan Assumption Requirements and any and all other assumption guidelines of an Assumption Loan Lender in connection with the applicable Loan Assumption and Release.

2.5.8       The provisions of this Section 2.5 shall survive the Closing and any earlier termination of this Agreement.

Article III
DILIGENCE; SERVICE CONTRACTS; BROKERAGE

3.1       Diligence.

3.1.1       Purchaser acknowledges and agrees that prior to the Effective Date (i) Sellers have (x) granted Purchaser and its agents and representatives access to the Data Site and (y) afforded Purchaser and each of its agents and representatives an opportunity to review the Properties, including each of the Apartment Complexes and the documentation, contracts, agreements, reports, financials and other information related thereto provided in the Data Site or otherwise made available to Purchaser by Sellers (collectively, the “Materials”) and (ii) Purchaser has (x) had the opportunity to review all Materials and all Third Party Reports provided in the Data Site or otherwise made available to or obtained by Purchaser, (y) conducted and obtained such independent analyses, studies (including environmental studies and analyses concerning the presence of lead, asbestos, water intrusion, fungal growth, PCBs, radon and any other Hazardous Materials (and any resulting damage) at, on in or about the Properties), investigations and inspections as it deems appropriate in connection with the Properties and (z) completed all such reviews, and all of its due diligence, investigations and inspections with respect to the Properties, to its satisfaction. Subject to Section 8.1 and without prejudice to Purchaser’s rights with respect to the Sellers’ Representations, Purchaser agrees and acknowledges that Purchaser shall acquire the Properties at the Closing subject to the risk that Purchaser has failed to completely and adequately review and consider any or all of the Third-Party Reports or other Materials, obtain and review any other information relating to the Properties or conduct physical and/or other investigations or inspections of the Properties. By executing this Agreement, Purchaser acknowledges that it has completed its inspections and studies of all of the Properties to the extent necessary to determine whether to proceed with the transactions contemplated hereby and it has no rights to object to any due diligence matters except as expressly provided in this Agreement.

3.1.2       Purchaser acknowledges and agrees that any and all Materials (including any Third-Party Reports) provided to it by any Seller or any Person acting on behalf of any Seller, or any other Person which prepared or provided any of the Materials, have been provided subject to the terms of Article XIII.

3.1.3       Prior to the Closing, Purchaser shall have the right, subject to the terms and conditions of the Access Agreement (including, without limitation, compliance with the insurance requirements thereunder), to conduct on-site non-invasive physical and environmental examinations, inspections, tests, studies, evaluations and investigations at the Properties (collectively, “Physical Due Diligence”) in accordance with the terms of this Section 3.1.3, subject to the following limitations:

3.1.3.1       access to the Properties shall be during normal working hours upon at least twenty-four (24) hours’ notice to Sellers, and Sellers and their respective representatives shall have the right to accompany Purchaser during any such entry and Physical Due Diligence;

3.1.3.2       such access and Physical Due Diligence shall not unreasonably interfere with the operation or occupancy of any Property or any portion thereof (whether by any

Tenant, invitee, guest or any other Person), and all such inspections shall be conducted in accordance with Sellers’ safety and privacy requirements and subject to the rights of any Tenants;

3.1.3.3       Purchaser shall provide to Sellers in advance the names, addresses and scope of work for each consultant, contractor and agent who will be conducting Physical Due Diligence at any Property, and the scope of work shall be subject to Sellers’ prior written consent (which consent shall not be unreasonably withheld or delayed);

3.1.3.4       Purchaser shall not contact any Tenant without Sellers’ prior written consent, and, if required by Sellers no such contact shall be established without Sellers’ participation in such meeting or other interaction;

3.1.3.5       no invasive testing shall be conducted at any Property without Sellers’ prior written consent, which may be granted or withheld in Sellers’ sole discretion;

3.1.3.6       Purchaser shall promptly repair any damage to the Properties caused by any Physical Due Diligence; and

3.1.3.7       all Physical Due Diligence shall be at Purchaser’s sole expense and shall be in accordance with all applicable legal requirements.

3.1.4       Purchaser shall indemnify, defend and hold harmless the Seller Indemnified Parties from and against any and all Damages (including claims for mechanics’ and materialmen’s liens) in connection with or arising out of any entry onto, or review, investigations or inspections of, the Properties by or on behalf of Purchaser, other than any Damages arising solely out of (i) the acts or omissions of the Seller Indemnified Parties or (ii) the mere discovery by Purchaser of pre-existing conditions at any Property.

3.1.5       The provisions of this Section 3.1 shall survive the Closing and any earlier termination of this Agreement.

3.2       Proprietary Information. Purchaser acknowledges that the Materials are proprietary and confidential and the Materials shall be subject to the terms and conditions set forth in Section 14.20 hereof. In the event of termination of this Agreement, Purchaser shall promptly return to Sellers all of the Materials. Purchaser’s obligations under this Section 3.2 shall survive the termination of this Agreement.

3.3       Service Contracts. Until the Closing Date, Seller shall not enter into any new Service Contracts or amend or modify, in any material respect, any existing Service Contracts, unless such new, amended or modified, as applicable, Service Contract (i) is terminable upon not more than thirty (30) days’ notice without penalty or (ii) is otherwise consented to by Purchaser in its reasonable discretion (which consent shall be deemed to be granted if Purchaser does not reply to a request therefor within five (5) Business Days following delivery of any such request). Purchaser shall assume all Service Contracts from and after the Closing Date, other than the 2020 Pool Management Agreement with North Jersey Pool Management, LLC (operating as American Pool) in respect of the Regency Property (the “Regency Pool Contract”). With respect to the Regency Pool Contract, and if Sellers and Purchaser have been unable to obtain any consent to the assignment and assumption of any other Service Contracts required by the terms of such Service Contracts, Sellers shall deliver a notice to the vendor of each applicable Service Contract terminating such Service Contract (with respect to the Properties, if such Service Contract covers one or more of the Properties as well as other properties) as of the Closing Date, and Sellers shall be responsible for any fees or expenses relating to such termination. Each Service Contract, other than the Regency Pool Contract, shall constitute an Assigned Contract and Purchaser shall assume each such Service Contract pursuant to the General Assignment and Assumption at the Closing, in each case, subject to the receipt of any required consent (it being understood that the receipt of any such required consent shall not constitute a condition to Purchaser’s obligation to consummate the Closing in accordance with the terms of this Agreement).

3.4       Brokerage. Each of Sellers and Purchaser represents and warrants to the other that it has not dealt with or utilized the services of any real estate broker, investment banker, sales person or finder in connection with this Agreement, other than the services of HFF Securities LP, in its capacity as financial advisor to Sellers (“HFF”). Sellers shall pay any and all fees that may be due and payable to HFF in connection with the Transactions pursuant to a separate agreement with HFF. Each party agrees that its indemnity obligations pursuant to Section 12.2 or Section 12.3, as applicable, shall cover any Damages arising from the breach of its representation set forth in this Section 3.4. The provisions of this Section 3.4 shall survive the Closing and any earlier termination of this Agreement.

Article IV
TITLE

4.1       Acceptance of Title as of the Effective Date. The parties acknowledge and agree that Royal Abstract of New Jersey LLC (or with respect to the Regency Property, Royal Abstract of New York LLC) (as applicable, the “Title Company”) has made available to Purchaser commitments for title insurance (collectively, the “Title Commitments”) addressing the status of title to each Property as of a date prior to the Effective Date, including (to the extent available) copies of Liens and Encumbrances that are indicated as Property-specific exceptions to title in such title commitments. Each of the Title Commitments is set forth on Schedule III. The parties acknowledge and agree that Purchaser has received for each Property a survey that meets the Minimum Standard Detail Requirements for ALTA/NSPS Land Title Surveys in effect as of the Effective Date. Each of the Surveys, including all revisions made prior to the Effective Date, is identified on Schedule III (such surveys are referred to herein as the “Surveys”). Purchaser hereby acknowledges and agrees that, except as provided in Section 4.4 below, all Liens or Encumbrances disclosed in the Title Commitments or the Surveys set forth on Schedule III are deemed to be a Permitted Exception hereunder, and that Seller shall not be obligated to Remove any such Liens or Encumbrances.

4.2       Title Updates. Purchaser may order (w) updates to, continuations of and/or supplements to any of the Title Commitments, (x) updates or supplements to the Surveys and/or (y) new surveys with respect to any of the Properties (each of the foregoing, a “Title Update”), in each case, at Purchaser’s sole cost and expense. Purchaser shall instruct any title company and any surveyor provider to simultaneously deliver directly to Purchaser and Sellers (and their respective counsel referenced in Section 14.21 of this Agreement) copies of each Title Update

(including tax and departmental searches) ordered by Purchaser or otherwise issued by any title company or any surveyor, and copies of all underlying documentation referenced as an exception therein.

4.3       Permitted Exceptions. With respect to each Property, the Land and the Improvements shall be conveyed subject to the following, all of which shall be deemed “Permitted Exceptions” with respect to such Property:

4.3.1       All matters shown on any Title Commitment (including, without limitation, the items identified in the final paragraph of this Section 4.3) other than Mortgages (subject to Section 4.3.5 below), Other Monetary Liens (but only to the extent provided under Section 4.4), Voluntary Liens and Tax Liens;

4.3.2       All matters shown on any Survey other than Voluntary Liens;

4.3.3       All matters shown on any new or updated survey obtained by Purchaser and all matters which would be disclosed by an accurate new or updated survey;

4.3.4       The standard printed exceptions appearing on the applicable Title Policy;

4.3.5       the Liens created by the Assumption Loan Documents evidencing or securing any Assumption Loan;

4.3.6       The rights of any Tenants, as tenants only, under their respective Leases affecting such Property;

4.3.7       Applicable federal, state and local laws, ordinances and governmental regulations, including building and zoning laws, ordinances and regulations, now or hereafter affecting such Property;

4.3.8       Customary utility and other easements which (A) are not encroached on by any Improvements located at the applicable Property, (B) are within and do not violate any setback requirements or restrictions and (C) do not materially and adversely impact the current use or value of the applicable Property;

4.3.9       Liens for real estate Taxes or assessments which are not yet due and payable;

4.3.10       Any easements or other liens and encumbrances the applicable Seller is obligated to grant on such Property pursuant to any applicable Title Document or applicable law;

4.3.11       Any Liens and Encumbrances that become Permitted Exceptions pursuant to Section 4.5 or any other express provision of this Agreement.

Following the Effective Date and until the Closing, Sellers shall use commercially reasonable efforts to cause, with respect to the Berdan Property, recordation in the applicable land records Ordinance No. 35, 2011 of the Township of Wayne “An Ordinance to Vacate and

Extinguish the Public’s Interest in Hazen Court Located within the Township of Wayne”, provided that] Purchaser acknowledges and agrees that the failure of such ordinance to be recorded and/or the failure of the Title Policy for the Berdan Policy to insure title with respect to any portion of such property that lies within the bed of any street, road or highway, including, without limitation, Hazen Court, shall be a Permitted Exception. Purchaser further acknowledges and agrees that the Developer’s Agreement made between Borough of Red Bank, Station Place at Red Bank, LLC and G.S. Realty Corp. dated May 22, 2013 shall be Permitted Exception in respect of the Station Place Property and that the Developer’s Agreement made between Township of Rockaway and the Trust dated July 26, 2004, as amended, shall be a Permitted Exception in respect of the Boulders Property. Purchaser agrees that the Trust may enter into that certain Easement Agreement with the Bergen County Historical Society in respect of the Steuben Arms Property in the form previously delivered to Purchaser and the same shall be considered a Permitted Exception.

4.4       Mortgages, Voluntary Liens, Tax Liens and Monetary Liens. It is understood and agreed that any deed of trust and/or mortgage recorded against any Property, or any portion thereof, which secures any indebtedness for borrowed money (but, for the avoidance of doubt, excluding any deed of trust and/or mortgage and/or other instruments securing any Assumption Loan) (each such deed of trust or mortgage, together with any related security agreement or instrument with respect to the indebtedness secured thereby, a “Mortgage”) shall not be deemed a Permitted Exception and shall be paid off, satisfied and/or discharged either prior to the Closing or from proceeds of the Purchase Price at the Closing. In addition, the applicable Seller shall cause any Other Monetary Lien, Voluntary Lien, and/or Tax Lien which is recorded against any Property (or any portion thereof) to be Removed at or prior to the Closing; provided, however, that such Seller shall have no obligation under this Agreement to expend (i) in the aggregate with respect to the Sole-Owned Properties, more than one percent (1%) of the aggregate amount of the Allocated Purchase Prices for the Sole-Owned Properties, (ii) with respect to the Pierre Property, more than one percent (1%) of the amount of the Allocated Purchase Price for the Pierre Property and (iii) with respect to the Westwood Hills Property, more than one percent (1%) of the amount of the Allocated Purchase Price for the Westwood Hills Property, in each case in order to Remove Other Monetary Liens. If, at any time prior to the Closing Date, any Title Update discloses any Other Monetary Lien, Voluntary Lien, Tax Lien or Violation, Purchaser shall notify Sellers in writing of such Other Monetary Lien Voluntary Lien, Tax Lien or Violation, as applicable, not later than the date that is the earlier of (i) three (3) Business Days after the date of its receipt of such Title Update and (ii) the Closing Date. In the event the applicable Seller fails to cause any Mortgage, Other Monetary Lien, Voluntary Lien of an ascertainable amount that can be Removed by the payment of money and/or Tax Lien, in each case, required to be Removed by Sellers pursuant to this Section 4.4 to be Removed or pay any amount required to be paid by Sellers with respect to any Violations pursuant to Section 4.6, in each case, at or prior to the Closing, Purchaser shall have the right, without limitation on any other rights or remedy available to Purchaser hereunder, to apply a portion of the Purchase Price at the Closing in an amount necessary to Remove such Mortgage, Other Monetary Lien, Voluntary Lien and/or Tax Lien in order to Remove such item or to pay such amount required to be paid by such Seller with respect to any Violations pursuant to Section 4.6, as applicable.

4.5       New Exceptions.

4.5.1       If any Title Update discloses any additional items, which (i) are not caused by or the result of any act or fault of Purchaser, any Affiliate of Purchaser or any Purchaser Consultant, (ii) are not Mortgages, Tax Liens, Voluntary Liens or Other Monetary Liens (which are covered by Section 4.4) or Violations (which are covered by Section 4.6), (iii) are not items that constitute Permitted Exceptions under Section 4.3, and (iv) are not disclosed in any prior Title Update (but subject to rights of Purchaser with respect to such prior Title Update) (each, a “New Exception”), Purchaser shall notify Sellers in writing of Purchaser’s approval or disapproval of such New Exception not later than the date that is the earlier (such earlier date, the “New Exception Review Period Expiration Date”) of (i) three (3) Business Days after the date of its receipt of such Title Update and (ii) the Closing Date.

4.5.2       If Purchaser fails to deliver written notice of its approval or disapproval of any New Exception on or prior to the New Exception Review Period Expiration Date, or if it approves any New Exception, such New Exception shall be deemed to be a Permitted Exception.

4.5.3       If Purchaser delivers written notice of its disapproval of any New Exception on or prior to the New Exception Review Period Expiration Date, such New Exception shall constitute an “Objected New Exception” and the applicable Seller may, in such Seller’s sole discretion, notify Purchaser as to whether it elects to attempt to Remove such New Exception. For the avoidance of doubt, the failure to Remove any Objected New Exception shall not be deemed to constitute a breach of any covenant or warranty of any Seller under this Agreement.

4.5.4       If (A) the applicable Seller does not elect, pursuant to Section 4.5.3, to attempt to Remove any Objected New Exception, or are unable, prior to the Outside Closing Date, to Remove any Objected New Exception, or (B) such Seller does not elect, pursuant to Section 4.4, to attempt to remove any Other Monetary Lien which it is not obligated to Remove, under such Section 4.4, then Purchaser shall have the right, as its exclusive remedy, to elect to either (i) waive its objection to such Objected New Exception or Other Monetary Lien and proceed with the Transactions without a reduction in the Purchase Price, in which event Purchaser shall be deemed to have approved such Objected New Exception or Other Monetary Lien and such Objected New Exception or Other Monetary Lien shall constitute a Permitted Exception, or (ii) elect, by written notice to Sellers, to terminate this Agreement solely with respect to the applicable Property (which is subject to the applicable Objected New Exception or Other Monetary Lien) and, upon any such election, (a) this Agreement shall be deemed automatically terminated solely with respect to the applicable Property (and the applicable Property shall no longer constitute a “Property” for the purposes of this Agreement) effective as of Purchaser’s notice to Sellers of such election, (b) such Property shall be excluded from the property to be sold by Sellers to Purchaser at the Closing, (c) the Purchase Price payable by Purchaser at the Closing shall be reduced by an amount equal to the Allocated Purchase Price allocated to such Property as set forth on Schedule I and (d) all of Sellers’ representations, warranties, covenants, liabilities and obligations, and Purchaser’s rights, with respect to such Property shall be void and of no further force and effect (without limiting the respective rights and obligations of the parties with respect to the other Properties and except for matters which expressly survive the termination of this Agreement).

4.5.5       Notwithstanding the foregoing provisions of this Section 4.5, if the Closing occurs, Purchaser shall be deemed to have accepted any New Exception as a Permitted Exception and shall have no further rights or remedies with respect to such New Exception except as otherwise set forth in this Agreement.

4.6       Violations. Sellers shall have no obligation to cure or remove any Violations (including, without limitation, any matters identified in any Certificate of Inspection (Green Card) for any of the Properties) nor to cure or remove any noted or issued conditions which could give rise to any Violations, except that (i) Sellers shall be responsible for any penalties or fines issued prior to the Effective Date in connection with any Violations and (ii) notwithstanding anything to the contrary in this Agreement, if to the Knowledge of any Seller, such Seller received prior to the Effective Date written notice of any Violation (which had not been cured or dismissed prior to the Effective Date) which was not identified on Schedule 6.1.9 hereto in breach of Section 6.1.9, and Purchaser obtains Knowledge of the same and notifies Sellers of the same prior to the Closing Date, then, at such Seller’s option, such Seller shall either (x) cure or remove any such Violation (whether before of or after the Closing) or (y) indemnify Purchaser for the actual and reasonable out-of-pocket costs and expenses incurred by Purchaser after the Closing to cure or remove such Violation. For the avoidance of doubt, the cure or removal of any Violation pursuant to clause (ii) of the immediately preceding sentence (whether by a Seller or Purchaser) shall not constitute a condition to Purchaser’s obligation to consummate the Closing in accordance with the terms of this Agreement. This Section 4.6 shall survive the Closing.

4.7       Assignment of Regency Mortgage. Regency Property Owner shall use commercially reasonable efforts to cause its current mortgage lender (the “Existing Regency Mortgage Lender”) to assign (the “Regency Mortgage Assignment”) to Purchaser’s lending institution, at Closing, the lien of the Existing Regency Mortgage Lender’s mortgage (the “Existing Regency Mortgage”) and the note(s) secured by such Existing Regency Mortgage (the “Existing Regency Note”) pursuant to customary documentation (including, without limitation, an assignment of the Existing Regency Mortgage, an allonge with respect to the Existing Regency Note and delivery of the original Existing Regency Note (or an affidavit to the effect that the same is lost or destroyed)). Notwithstanding the foregoing, (a) Regency Property Owner shall not be obligated to pay any fee or cost to the Existing Regency Mortgage Lender, including any attorneys’ fees due to Existing Regency Mortgage Lender’s counsel, incur any expense in respect of the Regency Mortgage Assignment or the recording thereof (all of the foregoing fees, costs and expenses, collectively, the “Regency Mortgage Assignment Costs”) or incur any liability in connection therewith, (b) Purchaser shall be responsible for payment of all Regency Mortgage Assignment Costs, and (c) the failure of the Existing Regency Mortgage Lender to deliver the Regency Mortgage Assignment shall not be deemed a default or a failure of a condition to Closing and shall in no way alter Purchaser’s obligations hereunder to acquire the Regency Property for its full Allocated Purchase Price. Such assignment shall be made without representation, warranty or recourse whatsoever. If the Regency Mortgage Assignment occurs, (A) the liens securing the Existing Regency Mortgage Loan (as the same may be amended and assigned) will be deemed approved by Purchaser and to be Permitted Exceptions and (B) the Regency Property will be conveyed subject to such liens as the same may be amended and assigned.

4.8       Regency Property. Sellers and Purchaser acknowledge that as of the Effective Date record title to a one one-hundredth percent (.01%) tenancy-in-common interest in the Regency Property may be held by an entity other than Regency Property Owner (the “Regency Ownership Defect”). Following the Effective Date, Regency Property Owner and Purchaser shall cooperate with each other and with the Title Company in order to resolve the Regency Ownership Defect (including, without limitation, by seeking a corrective deed or other conveyance from Regency Property Owner’s predecessors-in-title) such that the Title Company shall be willing to insure upon the consummation of the Closing that Purchaser owns one hundred percent (100%) of the Regency Property, provided that in connection with such efforts neither party hereunder shall be required to pay any amount to any predecessor-in-title. Regency Property Owner and Purchaser agree that if as of the tenth (10th) day prior to the scheduled date for the Trust Shareholders Meeting (as to which Purchaser shall have been notified pursuant to Section 7.15), and notwithstanding Regency Property Owner’s and Purchaser’s efforts, the Title Company cannot commit (determined without regard to the existence of the Regency Ownership Defect) that upon the consummation of the Closing it will insure that Purchaser owns one hundred percent (100%) of the Regency Property without taking exception for the Regency Ownership Defect, then Purchaser shall have the right, as its exclusive remedy, to elect to either (i) waive the Regency Ownership Defect and proceed with the Transactions without a reduction in the Purchase Price, or (ii) elect to terminate this Agreement solely with respect to the Regency Property and, upon any such election, (a) this Agreement shall be deemed automatically terminated solely with respect to the Regency Property (and the Regency Property shall no longer constitute a “Property” for the purposes of this Agreement) effective as of Purchaser’s election, (b) the Regency Property shall be excluded from the property to be sold by Sellers to Purchaser at the Closing, (c) the Purchase Price payable by Purchaser at the Closing shall be reduced by an amount equal to the Allocated Purchase Price allocated to the Regency Property as set forth on Schedule I and (d) all of Sellers’ representations, warranties, covenants, liabilities and obligations, and Purchaser’s rights, with respect to the Regency Property shall be void and of no further force and effect (without limiting the respective rights and obligations of the parties with respect to the other Properties and except for matters which expressly survive the termination of this Agreement). If Purchaser shall fail to notify Regency Property Owner of it election of clause (i) or (ii) under the immediately preceding sentence by the tenth (10th) day prior to the scheduled date for the Trust Shareholders Meeting, then Purchaser shall be deemed to have elected clause (i). Notwithstanding anything to the contrary contained in this Agreement, unless and until a corrective deed is delivered as aforesaid, the term “Regency Property”, as used herein, shall, where appropriate, and assuming that the Regency Ownership Defect exists, refer to the Regency Property Owner’s 99.99% tenancy-in-common interest in the Regency Property, and if the Closing shall occur prior to the delivery of a corrective deed, the conveyance documents in respect of the Regency Property shall be appropriately modified, as necessary, to reflect Regency Property Owner’s 99.99% tenancy-in-common interest in the Regency Property.

Article V
CLOSING

5.1       Closing Date. The Closing shall occur on the second (2nd) Business Day after satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), but in no event prior to March 14, 2020, or on such other date or time as Sellers and Purchaser may mutually agree in writing, through an escrow with Escrow Agent, whereby Sellers, Purchaser and their attorneys need not be physically present at the Closing and may deliver documents by courier or other means.

5.2       Seller Closing Deliveries. Sellers shall deliver (or cause to be delivered) to Escrow Agent each of the following items at or prior to the Closing:

5.2.1       With respect to each Property, a Deed, in the form attached as Exhibit C-1 or C-2, as applicable, executed by the applicable Seller, with Purchaser or the applicable Designee, if applicable, as grantee;

5.2.2       With respect to each Property, a Bill of Sale, in the form attached as Exhibit D, executed by the applicable Seller for the benefit of Purchaser or the applicable Designee, if applicable;

5.2.3       With respect to each Property, an Assignment and Assumption of Leases, in the form attached as Exhibit E, executed by the applicable Seller, with Purchaser and the applicable Designee, if applicable, as the counterparty (each, an “Assignment and Assumption of Leases”)

5.2.4       With respect to each Property, a General Assignment and Assumption Agreement, in the form attached as Exhibit F, executed by the applicable Seller, with Purchaser and the applicable Designee, if applicable, as the counterparty (each, a “General Assignment and Assumption”);

5.2.5       The Closing Certificate executed by Sellers;

5.2.6       Sellers’ counterpart signature to the closing statement prepared by Escrow Agent which shall include the applicable prorations and adjustments calculated in accordance with the terms of this Agreement (the “Closing Statement”);

5.2.7       With respect to each Seller, a certification of such Seller’s non-foreign status pursuant to Section 1445 of the Code, in the form attached as Exhibit H, executed by such Seller (each, a “FIRPTA Affidavit”);

5.2.8       With respect to each Property, a customary form of owner’s title affidavit, executed by the applicable Seller;

5.2.9       With respect to each Property, any applicable Transfer Tax Forms, and with respect to each Property other than the Regency Property, an Affidavit of Consideration for Use by Seller (Form RTF-1) and a Seller’s Residency Certification/Exemption Form (Form GIT/REP-3), in each case executed by the applicable Seller (if applicable);

5.2.10       With respect to each Seller, resolutions, certificates of good standing and such other organizational documents as the Title Company may reasonably require to evidence such Seller’s authority to consummate the Transactions;

5.2.11       A true, correct and complete copy of an updated Rent Roll, security deposit list and an aged receivables report, each as of a date that is no earlier than the last day of the month preceding the month in which the Closing Date occurs;

5.2.12       Reasonable evidence that (i) the Management Agreements have been terminated with respect to each Property and (ii) each Service Contract required to be terminated by Sellers pursuant to Section 3.3 has been terminated;

5.2.13       Any transfer documents required to be executed and delivered pursuant to any Permitted Exceptions in connection with the Transactions;

5.2.14       The applicable Seller shall join with Purchaser to execute a notice in form and content reasonably satisfactory to Purchaser and Sellers which Purchaser shall send to each tenant under each of the Leases informing such tenant of the sale of the applicable Apartment Complex and of the assignment to Purchaser of such Seller’s interest in, and obligations under, the Leases (including, if applicable any security deposits) and directing that all rent and other sums payable after the Closing under each such Lease shall be paid as set forth in the notice;

5.2.15       With respect to each Property (other than the Regency Property), (i) a notification by the applicable Seller to the New Jersey Department of Community Affairs (Division of Codes and Standards, Bureau of Housing Inspection) advising of the sale on the Closing Date of the applicable Apartment Complex by such Seller to Purchaser and (ii) a copy of the most recent Certificate of Inspection (Green Card) in respect of such Property and the Certificate of Registration for such Property issued by the New Jersey Department of Community Affairs and

5.2.16       Tenant files and copies of the Assumption Loan Documents to the extent in Sellers’ possession.

5.3       Purchaser Closing Deliveries. Purchaser shall deliver (or cause to be delivered) to Escrow Agent each of the following at or prior to the Closing:

5.3.1       The full Purchase Price (less the Deposit, if in the form of a Cash Deposit), plus or minus (as applicable) the adjustments or prorations required by this Agreement;

5.3.2       A countersigned counterpart of each Assignment and Assumption of Leases;

5.3.3       A countersigned counterpart of each General Assignment and Assumption;

5.3.4       The Closing Certificate executed by Purchaser;

5.3.5       Purchaser’s counterpart signature to the Closing Statement;

5.3.6       With respect to each Property, any applicable Transfer Tax Forms, and with respect to each Property other than the Regency Property, an Affidavit of Consideration for Use by Buyer (Form RTF-1EE), in each case executed by Purchaser (if applicable);

5.3.7       Purchaser shall join with each Seller to execute a notice in form and content reasonably satisfactory to Purchaser and such Seller which Purchaser shall send to each tenant under each of the Leases informing such tenant of the sale of the applicable Apartment Complex and of the assignment to Purchaser of such Seller’s interest in, and obligations under, the Leases (including, if applicable any security deposits) and directing that all rent and other sums payable after the Closing under each such Lease shall be paid as set forth in the notice;

5.3.8       With respect to each Property (other than the Regency Property), a completed Certificate of Registration (Form BHI 4) identifying Purchaser as the new owner of such Property pursuant to the New Jersey Hotel and Multiple Dwelling Law N.J.S.A. 55: 13A-1 et seq., which shall be promptly filed following the Closing (no more than 20 days following the Closing Date) with the New Jersey Department of Community Affairs, Division of Codes and Standards, Bureau of Housing Inspection;

5.3.9       Resolutions, certificates of good standing and such other organizational documents as the Title Company may reasonably require to evidence Purchaser’s authority to consummate the Transactions;

5.3.10       All documents, instruments, guaranties and other items or funds required by each Assumption Loan Lender to effect the Loan Assumption and Release; and

5.3.11       If any such documents require Purchaser’s counterpart signatures, Purchaser’s counterpart signatures to the documents described in Section 5.2.13.

5.4       Prorations and Adjustments.

5.4.1       General. All normal and customarily proratable items, including collected rents, Taxes and other operating costs and expenses, shall be prorated, subject to the below terms of this Section 5.4.1, as of 11:59 p.m. (Eastern time) on the day immediately prior to the Closing Date, the parties agreeing that Sellers shall be entitled to or responsible for, as applicable, all such items attributable to the period up to the Closing Date (and credited for any amounts paid by Sellers with respect to any period on or after the Closing Date) and Purchaser shall be entitled to or responsible for, as applicable, all such items attributable to the period on and after the Closing Date (in each case, except as otherwise expressly set forth below in this Section 5.4.1). The items to be so prorated shall include the following (and shall be prorated as set forth below):

5.4.1.1       Items with respect to Leases.

(a)       All collected rent or other sums and charges payable by any Tenant under any Lease and other collected income and revenues from the Properties shall be prorated as of 11:59 p.m. (Eastern time) on the day immediately prior to the Closing Date on the basis of the actual number of days of the month (or other applicable time period) which shall have elapsed as of the Closing Date. Purchaser shall receive all collected rent, income and revenues attributable to dates from and after the Closing Date. Sellers shall receive all collected rent, income and revenues attributable to dates prior to the Closing Date.

(b)       No proration shall be made at the Closing with respect to any rent which has not been collected as of the Closing Date (“Uncollected Rent”). However, Purchaser shall pay Sellers all Uncollected Rent (to the extent attributable to periods prior to the Closing Date and net of reasonable costs of collection; any Uncollected Rents attributable to a time period that includes days prior to the Closing Date and following the Closing Date, and any reasonable costs of collection with respect to the same, shall be prorated between Purchaser and Sellers based upon the number of days each owned the Properties during such time period) as and when collected by Purchaser, subject to the further provisions of this Section 5.4.1.1(b). Purchaser agrees to bill the applicable Tenants for all Uncollected Rents and to take reasonable actions (which shall not include an obligation to commence legal action) to collect all Uncollected Rents. Purchaser’s collection of any Uncollected Rents (which does not include a statement by the payor thereof identifying the period to which it attributable) shall be applied in the following order and priority: (i) first, in payment of rent for the month in which the Closing Date occurs, and with such amounts being prorated between Purchaser and Sellers based upon the number of days each owned the applicable Property during the month in which the Closing Date occurs, (ii) second, in payment of rent for any period which commenced after the Closing Date, and (iv) third, in payment of rent for any periods which commenced prior to the Closing Date.

(c)       At the Closing, Purchaser shall receive a credit for the amount of any cash Security Deposits provided for under the Leases to be held by Sellers, less any amounts previously applied by Sellers in accordance with the terms of the applicable Lease and applicable law, and any interest earned thereon which by law or the terms of the Leases is required to be paid or refunded to the applicable Tenants, and Sellers shall be permitted to retain the balance of interest accrued thereon.

(d)       At the Closing, Purchaser shall receive a credit in the amount of One Thousand Dollars ($1,000) per apartment for each apartment which (x) is vacant on the Closing Date and shall have been vacant for at least thirty (30) days prior to the Closing Date and (y) shall not be in rentable condition (i.e., not broom-clean, fully painted and otherwise rentable) as of the Closing Date.

5.4.1.2       Real Estate Taxes. Any real estate ad valorem or similar taxes for each Property, or any installment of assessments payable in installments in respect of each Property which installment is payable in the calendar year in which the Closing Date occurs, shall be prorated as of 11:59 p.m. (Eastern time) on the day immediately prior to the Closing Date, on the basis of the actual number of days of the month (or other applicable time period) which shall have elapsed as of the Closing Date. The proration of real property taxes or installments of assessments shall be based upon the assessed valuation and tax rate figures for the year in which the Closing Date occurs or the amount of such installments, as applicable, to the extent the same are available; provided, however, that, in the event that actual figures (whether for the assessed value of any Property, the tax rate, or the amount of such assessments) are not available as of the Closing Date, the proration at the Closing shall be made using figures from the preceding year or based on the most recent installment payment, subject to adjustment pursuant to Section 5.4.3.

5.4.1.3       Utilities. Any and all utility charges for which any Seller is liable with respect to each Property, if any, shall be tentatively prorated as of the Closing on the basis of the most recent meter reading occurring prior to the Closing or, if unmetered, on the basis of the most recent bill for such utility, subject to adjustment pursuant to Section 5.4.3. Sellers shall receive a credit for all deposits transferred to Purchaser at the Closing or which remain on deposit as of the Closing for the benefit of Purchaser with respect to any utility service (a list of utility deposits posted by Sellers in respect of the Properties as of the Effective Date is attached hereto as Schedule 5.4.1.3).

5.4.1.4       Assigned Contracts. All amounts payable under Assigned Contracts (other than any utilities prorated pursuant to Section 5.4.1.3) shall be prorated as of 11:59 p.m. (Eastern time) on the day immediately prior to the Closing Date on the basis of the actual number of days of the month (or other applicable time period) which shall have elapsed as of the Closing Date.

5.4.1.5       Seller Insurance Policies. Each of Sellers and Purchaser acknowledge and agree that none of the insurance policies maintained by Sellers in respect of the Properties (the “Seller Insurance Policies”) shall be assigned to Purchaser (but without limiting the terms of Article XI), and Purchaser shall be responsible for arranging for its own insurance for the Properties as of the Closing Date (and the obtaining of any such insurance, and any particular terms and conditions of any such insurance, shall not constitute a condition to Purchaser’s obligation to consummate the Closing in accordance with the terms of this Agreement). Accordingly, no proration or adjustment shall be made between Sellers and Purchaser with respect to the Seller Insurance Policies.

5.4.1.6       Assumption Loans. Sellers shall be responsible for all principal required to be paid under the terms of the Assumption Loan Documents prior to 11:59 p.m. (Eastern time) on the day immediately prior to the Closing Date, together with all interest accrued under, and any other amounts due and payable under, the Assumption Loans prior to 11:59 p.m. (Eastern time) on the day immediately prior to the Closing Date (excluding any Loan Assumption Fees and Assumption Loan Lender Ancillary Costs, which shall be paid as provided in Section 2.5.5 above) and (ii) Purchaser shall be responsible for the payment of all principal required to be paid from and after 11:59 p.m. (Eastern time) on the day immediately prior to the Closing Date, together with all interest accruing under, and any other amounts due and payable under, each Assumption Loan from and after 11:59 p.m. (Eastern time) on the day immediately prior to the Closing Date. Further, Sellers shall be credited for and Purchaser shall be charged for all amounts held in reserves, impounds and other accounts maintained in connection with the Assumption Loans as of 11:59 p.m. (Eastern time) on the day immediately prior to the Closing Date, to the extent assigned to Purchaser (or its Affiliates), except that Sellers shall assign to Purchaser (or its Affiliates) but shall not be entitled to a credit for (x) the “Pierre Towers-Damage Reimb. Escrow” (listed on Schedule 2.5) held by the lender under the Pierre Loan (provided that if any sums are released from such escrow to Purchaser from and after the Closing Date, then Purchaser shall promptly deliver such amount to the Pierre Property Seller) and (y) for the “Berdan Court—Green Improvements Escrow- Reserve” (listed on Schedule 2.5) held by the lender under the Berdan Loan.

5.4.1.7       Prepaid Amounts. Purchaser shall receive a credit in the amount of the prepaid “Allowance” paid by CSC ServiceWorks, Inc. in connection with the leasing of laundry facilities at several of the Properties, to the extent properly allocable to the period on or after the Closing.

5.4.1.8       PSE&G Agreement. Purchaser shall receive a credit in the amount equal to the unpaid balance owed to PSE&G under the PSE&G Agreement as of the Closing Date.

5.4.1.9       Other Operating Expenses. All other costs and expenses incurred in connection with the ownership and operation of the Properties that are customarily prorated shall be prorated as of 11:59 p.m. (Eastern time) on the day immediately prior to the Closing Date, with Sellers paying all such operating expenses accruing with respect to any time period prior to the Closing Date and Purchaser paying all such operating expenses accruing with respect to any time period from and after the Closing Date.

5.4.2       Proration Schedule. No later than one (1) Business Day prior to the Closing Date, the parties shall jointly prepare a proration schedule setting forth the prorations to be made at the Closing pursuant to Section 5.4.1, which proration schedule shall be reflected on the Closing Statement and, subject to Section 5.4.3, shall be final with respect to the items set forth therein. The parties shall attempt in good faith to reconcile any differences or disputes regarding the proration schedule; provided, however, that, if the parties are unable (despite good-faith efforts) to agree upon any item on the proration schedule, then Sellers’ good-faith estimate of any such item shall prevail for purposes of the Closing and pending any adjustment pursuant to Section 5.4.3.

5.4.3       Post-Closing Adjustments.

5.4.3.1       To the extent applicable, Sellers and Purchaser, acting in good faith, shall reconcile with each other within ninety (90) days following the Closing Date the amounts prorated and adjusted pursuant to this Section 5.4 using any new or updated information, including the reconciliation of estimated amounts with actual amounts, the correction of any errors and the inclusion of any items which should have been included as of the Closing Date; provided, however, if such final proration cannot be reasonably completed with respect to any Taxes or assessments in respect of any Property within such ninety (90) day period, because the amounts of any such Taxes or assessments for any applicable period are not yet known, then such final proration shall be completed as soon as such amounts are actually known (and Purchaser shall, promptly upon receipt, deliver to Sellers all such documents and information received by Purchaser after the Closing as may be necessary for Sellers to confirm the amounts of Taxes and assessments for the purposes of the final adjustments pursuant to this Section 5.4.3).

5.4.3.2       In the event the parties have not agreed with respect to any adjustments required to be made pursuant to this Section 5.4.3 within thirty (30) days following the expiration of such ninety (90) day period (or such longer period required to determine the amounts with respect to any Taxes or assessments), upon application by either party Wilkin & Guttenplan P.C. shall determine any such adjustment which has not theretofore been agreed to between the parties. The charges of such accountant shall be borne by the party that does not prevail in such dispute. All adjustments to be made as a result of the final adjustments (whether based on the mutual agreement of the parties or based on the determination of a certified public accountant) shall be paid to the party entitled to such adjustment within thirty (30) days after the final determination thereof. Neither party shall have any obligation to re-adjust any items prorated and adjusted pursuant to this Section 5.4 after the expiration of the applicable periods set forth in this Section 5.4.3..

5.4.4       The provisions of this Section 5.4 shall survive the Closing.

5.5     Closing Costs.

5.5.1       Sellers Costs. Sellers shall be responsible for payment of the following costs and expenses of the Transactions: (i) all fees of Sellers’ attorneys, accountants and other consultants; (ii) one-half of the fees and expenses of the Escrow Agent; (iii) fifty percent (50%) of all Loan Assumption Fees (subject to the Loan Assumption Fee Caps); and (iv) all transfer taxes, deed taxes, sales taxes, stamp taxes or similar taxes imposed on Sellers pursuant to N.J.S.A. 45:15-5 et seq. (with respect to the Properties other than the Regency Property) and pursuant to § 1400 et seq. of the New York State Tax Law (with respect to the Regency Property), and the applicable implementing regulations with respect to the Transactions (“Transfer Taxes”).

5.5.2       Purchaser Costs. Purchaser shall be responsible for payment of the following costs and expenses of the Transactions (and shall reimburse Sellers at the Closing, to the extent any such costs and expenses have been paid by Sellers prior to the Closing): (i) all fees of Purchaser’s attorneys, accountants and other consultants; (ii) one-half of the fees and expenses of the Escrow Agent; (iii) all fees, costs and expenses incurred in connection with Purchaser’s due diligence; (iv) all costs of the Title Commitments, the Surveys ordered (before or after the Effective Date) in connection with the Transactions, any Title Updates and the Third-Party Reports (but, with respect to Third-Party Reports, only to the extent Purchaser’s lender utilized such Third-Party Report or another report by the same vendor based on such Third-Party Report); (v) all state, city, county and municipal recording fees and all related charges, costs and expenses in connection with the recording of the Deeds; (vi) the premiums for each Title Policy; (vii) any and all costs incurred in connection with the issuance of any endorsements to the Title Policies, the issuance of any lender policies of title insurance and the cost of any and all endorsements to any such policies; and (viii) the so-called “mansion tax,” if any, payable with respect to the Transactions pursuant to N.J.S.A. 45:15-7.2 and its applicable implementing regulations; (ix) fifty percent (50%) of all Loan Assumption Fees (subject to the Loan Assumption Fee Caps) and all Assumption Loan Lender Ancillary Costs; and (x) all reasonable and customary ministerial costs charged by a counterparty to the Assigned Contracts in connection with the assignment of such Assigned Contracts to Purchaser.

5.5.3       The terms and provisions of this Section 5.5 shall survive the Closing and any earlier termination of this Agreement.

Article VI
REPRESENTATIONS AND WARRANTIES OF SELLERS AND PURCHASER

The disclosure schedules attached hereto (the “Disclosure Schedules”) are arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Agreement to which such sections and subsections of the Disclosure Schedules relate. An exception to a representation or warranty in this Article VI set forth in the Disclosure Schedules effectively modifies the corresponding representation or warranty in this Article VI;

provided that any fact or condition disclosed in any section or subsection of the Disclosure Schedules in such a way as to make its relevance to a representation or representations made elsewhere in this Agreement, or information called for by another section or subsection of the Disclosure Schedules, reasonably apparent shall be deemed to be an exception to such representation or representations and to be disclosed on such other section or subsection of such Disclosure Schedules notwithstanding the omission of a reference or cross-reference thereto. Any fact or item disclosed in any section of the Disclosure Schedules shall not be deemed, solely by reason of such inclusion, to be material and shall not be employed as a point of reference in determining any standard of materiality under this Agreement.

6.1       Sellers’ Representations. Each Seller hereby makes, as of the Effective Date (except as otherwise expressly set forth below) and, subject to Section 6.2, as of the Closing Date (except as otherwise expressly set forth below), the following representations and warranties to Purchaser, subject to the qualifications and exceptions set forth below:

6.1.1       Organization and Authority. Such Seller has been duly organized and is validly existing under the laws of the state of its formation, and to the extent such Seller’s Property is located in a state other than such state of formation, then such Seller is duly authorized to do business in the state in which its Property is located. Such Seller has the full right, power and authority to enter into this Agreement and the Seller Closing Documents to which it will be a party and, subject, in the case of the Trust, to the affirmative vote (in person or by proxy) of a majority of the votes cast by the holders of a majority of the outstanding shares of beneficial interest without par value of the Trust present (in person or represented by proxy) at a duly called meeting of such holders (the “Trust Shareholder Approval”), to consummate or cause to be consummated the Transactions, and (other than the Trust Shareholder Approval) all such actions have been duly and validly authorized by such Seller. The Trust Shareholder Approval is the only vote of the holders of any class or series of voting securities of the Trust that may be required to approve and adopt this Agreement and the Transactions. The person signing this Agreement and the Seller Closing Documents and all other agreements, documents and instruments required to be signed by such Seller pursuant to the terms of this Agreement, on behalf of such Seller is (or at the time it signs such agreements, documents and instruments will be) authorized to do so, and this Agreement, the Seller Closing Documents and such other agreements, documents and instruments, do or (when executed) will constitute the legal, valid and binding obligations of such Seller and are or (when executed) will be enforceable against such Seller in accordance with their terms, except as such enforceability may be affected by applicable bankruptcy, insolvency or other similar laws affecting creditors’ rights generally.

6.1.2       No Conflicts. The execution, delivery and performance of this Agreement and the Seller Closing Documents by such Seller, and the consummation of the Transactions by such Seller will not: (a) conflict with or result in a breach of any terms, conditions or provisions of the organizational documents governing such Seller; (b) result in a breach or acceleration of or constitute a default or event of termination (with or without the giving of notice, the passage of time or otherwise) under the provisions of any agreement or instrument by which such Seller is bound; (c) subject to Section 7.17, other than obtaining the Trust Shareholder Approval and the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement (as amended or supplemented from time to time, the “Proxy Statement”) relating to the solicitation of such approval, the approval of the Assumption Loan Lenders in respect of the Assumption Loan Properties and the approval of PSE&G in respect of the Pierre PSE&G Agreement (the “PSE&G Approval”), require the consent or approval of any third party, including any governmental authority (other than any such consents or approvals that have been obtained) or (d) subject to Section 7.17, result in a violation or breach of any legal requirement applicable to such Seller or by which such Seller or such Seller’s Property or Properties are bound.

6.1.3       No Bankruptcy. Such Seller has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by its creditors, suffered the appointment of a receiver to take possession of all, or substantially all, of its assets, admitted in writing its inability to pay its debts as they generally come due or made an offer of settlement, extension or composition to its creditors generally.

6.1.4       Legal Proceedings. Other than as described on Schedule 6.1.4 attached hereto, no litigation is pending or, to such Seller’s Knowledge, threatened against such Seller or with respect to such Seller’s Property or Properties (other than any “slip and fall” and other immaterial litigation covered by insurance).

6.1.5       Condemnation. Other than as described on Schedule 6.1.5 attached hereto, no pending or, to such Seller’s Knowledge, threatened condemnation or eminent domain proceedings exist with respect to such Seller’s Property or Properties as of the Effective Date.

6.1.6       Prohibited Person. Such Seller is not (i) a Person that is listed in the Annex to, or is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing (effective September 24, 2001) (the “Executive Order”); (ii) a Person that is named as a “specially designated national” or “blocked person” on the most current list published by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) at its official website, http://www.treas.gov/offices/enforcement/ofac; or (iii) to such Seller’s Knowledge, a Person owned or controlled by, or acting for or on behalf of any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order, or a Person that is otherwise the target of any economic sanctions program currently administered by OFAC.

6.1.7       Rent Roll. Attached hereto as Schedule 6.1.7 is a true, correct and complete copy of the rent roll(s), as of the last day of the month preceding the month in which the Effective Date occurs, with respect to such Seller’s Property or Properties (the “Rent Roll”). It is acknowledged and understood that the foregoing representations and warranties in this Section 6.1.7 are not made as of the Closing Date (and are only made as of the Effective Date). The Rent Roll contains true, correct and complete list, as of the last day of the month preceding the month in which the Effective Date occurs, of (i) the names of all tenants of such Seller’s Property or Properties and (ii) those apartments which were vacant at such Seller’s Property or Properties. Also attached as part of Schedule 6.1.7 is a true, correct and complete list, as of the last day of the month preceding the month in which the Effective Date occurs, of the Security Deposits under the Leases being held by such Seller.

6.1.8       Service Contracts. Such Seller has made available to Purchaser complete and correct copies of the Service Contracts to which such Seller is a party, including any amendments thereto. There are no Service Contracts in respect of such Seller’s Property or Properties except as listed on Schedule 6.1.8. There are no material defaults beyond the expiration of any applicable notice and/or cure periods by Seller or the other party under any existing service contracts except as listed on Schedule 6.1.8. Other than defaults described on Schedule 6.1.8 attached hereto, neither such Seller nor, to such Seller’s Knowledge, any other party is in default in any material respect under any of the Service Contracts to which such Seller is a party.

6.1.9       Violations. Other than as described on Schedule 6.1.9, to such Seller’s Knowledge, such Seller has not received any written notice of a violation of any applicable fire, health, building, use, occupancy or zoning laws, regulations, ordinances and codes with respect to such Seller’s Property or Properties which has not been cured or dismissed.

6.1.10       Assumption Loans. All of the material Assumption Loan Documents related to such Seller’s Property or Properties that are in effect as of the Effective Date are identified on Schedule 2.5. To the extent such Seller is an Assumption Loan Seller it has made available to Purchaser true, correct and complete copies of all material Assumption Loan Documents applicable to its Property or Properties in effect as of the Effective Date. To such Seller’s Knowledge, as of the Effective Date, such Assumption Loan Documents are in full force and effect. As of the Effective Date, such Assumption Loan Seller has not received any written notice from any of the Assumption Loan Lenders asserting a default under such Assumption Loan Documents that remains uncured. To such Seller’s Knowledge, as of the Effective Date, the principal amounts outstanding under the Assumption Loan Documents with respect to the Pierre Property is $48,000,000 and with respect to the Berdan Property is $28,815,000. To such Seller’s Knowledge, as of January 10, 2020, other than the escrows and reserves listed on Schedule 2.5, there are no escrows and/or reserves in connection with the Assumption Loans or required under the Assumption Loan Documents. To such Seller’s Knowledge, as of the Effective Date, the amount held in each of the escrows and/or reserves required under the Assumption Loan Documents is as set forth on Schedule 2.5.

6.1.11       Leases. Such Seller has made available to Purchaser for Purchaser’s review in the Data Site or otherwise, or delivered to Purchaser, true and complete and accurate copies of all Leases affecting such Seller’s Property or Properties.

6.1.12       ERISA. Such Seller does not hold “plan assets” within the meaning of 29 C.F.R. 2510.3 101, as modified by Section 3(42) of the Employee Retirement Income Security Act of 1974, as amended.

6.1.13       Environmental Matters. Except (i) with respect to any matter disclosed in any environmental assessment report made available by Sellers to Purchaser (including any such report listed on Schedule II attached hereto), (ii) expressly disclosed in writing to Purchaser prior to the Effective Date (including in any Materials provided in the Data Site prior to the Effective Date) or (iii) with respect to any matter disclosed in any report prepared by Purchaser or Purchaser’s Consultants as of the Effective Date, no Seller has, to such Seller’s Knowledge, received any written notice from any governmental authority or other Person of (x) any existing, pending or threatened claims, actions, suits, liabilities, proceedings or investigations related to the presence, release, discharge, spillage or disposal of any Hazardous Substance or contamination of soil or water by any Hazardous Substance with respect to such Seller’s Property in any court or before any state, federal or other governmental agency or private arbitration tribunal or (y) any violations of any Environmental Laws with respect to such Seller’s Property which have not been cured.

6.1.14       Employment Matters. There are no union agreements or collective bargaining agreements affecting such Seller’s Property or Properties. None of the employees employed by such Seller or at such Seller’s Property or Properties are employed pursuant to a union or “prevailing wage” agreement or contract.

6.1.15       Taxes. Except as set forth on Schedule 6.1.15, as of the date hereof neither such Seller nor to such Seller’s Knowledge, any municipality currently is protesting or challenging the assessed value of its Property or Properties for real estate tax purposes. To such Seller’s Knowledge, such Seller has received no notices of any revaluation or reassessment for such Seller’s Property or Properties.

6.1.16       Permits. Except as set forth on Schedule 6.1.16, to such Seller’s Knowledge, such Seller has not received written notice (i) of any default under any of the Permits which has not been cured, (ii) that any of the Permits will be revoked or will not be renewed, or (iii) that any license or permit not held by such Seller is required to be held by such Seller in order for such Seller’s Property or Properties to comply with legal requirements.

6.1.17       Ownership of Personal Property. Sellers are the owners of all Fixtures and Tangible Personal Property and Intangibles free and clear of all liens, claims or encumbrances, except for Permitted Exceptions, liens, claims and security interests that will be released at or prior to the Closing and liens securing the Assumption Loans.

The term “Seller’s Knowledge”, or words of similar import in this Agreement, shall be deemed to refer exclusively to matters within the actual, present and conscious knowledge of (i) with respect to Seller’s Representation in Sections 6.1.4, 6.1.5, 6.1.8, 6.1.9, 6.1.13 and 6.1.15, Mike O’Dea, and (ii) with respect to Seller’s Representations in Sections 6.1.6 and 6.1.10, Allan Tubin. (collectively, “Seller Knowledge Individuals”), without any obligation to investigate or review any files or other information in the possession or otherwise available to any Seller, make inquiries of other Persons or take any other actions in connection with any of the representations and warranties contained in this Agreement. Neither the actual, present or conscious knowledge of any other Person, nor the constructive knowledge of the Seller Knowledge Individuals or of any other Person, shall be imputed to the Seller Knowledge Individuals. No Seller Knowledge Individual is a party to this Agreement or shall be subject to any personal liability hereunder.

6.2       Subsequent Changes; Updates to Disclosure Schedules. Notwithstanding anything to the contrary in this Agreement, Sellers shall have the right to amend or supplement the Disclosure Schedules from time to time without Purchaser’s consent to the extent that the Disclosure Schedules need to be amended or supplemented to maintain the truth or accuracy of the applicable representation or warranty or the information disclosed therein as of the Closing Date (to the extent applicable), by providing a written copy of such amendment or supplement to Purchaser. If at any time prior to the Closing Sellers make any such amendment or supplement to the Disclosure Schedules such amendment or supplement shall constitute a “New Disclosure

Item”, except to the extent such amendment or supplement arises from (i) any change to the Rent Roll or list of security deposits between the Effective Date and the Closing Date, (ii) any notice of a violation of any laws, regulations, ordinances or codes or concerning any license or Permit delivered to a Seller (subject to Section 4.6), (iii) any Tenant’s default under any Lease or any counterparty’s default under any Service Contract, (iv) any Service Contract which is not an Assigned Contract or (v) any act of a Seller which does not constitute or arise out of the breach by any Seller or its Affiliates of Sellers’ obligation hereunder (in which case such amendment or supplement shall not constitute a New Disclosure Item for any purposes under this Agreement (including for the purposes of the definition of “Material Adverse Effect”)). Sellers shall have the right (but no obligation) to elect to attempt to cure the fact or circumstance giving rise to any New Disclosure Item at any time prior to the Closing.

6.3       Purchaser’s Representations. Purchaser hereby makes, as of the Effective Date and as of the Closing Date, the following representations and warranties to each Seller, subject to the qualifications and exceptions set forth below:

6.3.1       Organization and Authority. Purchaser is a limited liability company, has been duly organized and is validly existing under the laws of the State of Delaware, and is in good standing under the law of the State of Delaware. Purchaser has the full right, power and authority to enter into this Agreement and to consummate or cause to be consummated the Transactions, and all such actions have been duly and validly authorized by Purchaser. The person signing this Agreement, the Purchaser Closing Documents and all other agreements, documents and instruments required to be signed by Purchaser pursuant to the terms of this Agreement, on behalf of Purchaser is authorized to do so, and this Agreement, the Purchaser Closing Documents and such other agreements, documents and instruments, do or (when executed) will constitute the legal, valid and binding obligations of Purchaser and are or (when executed) will be enforceable against Purchaser in accordance with their terms, except as such enforceability may be affected by applicable bankruptcy, insolvency or other similar laws affecting creditors’ rights generally.

6.3.2       No Conflicts. The execution, delivery and performance of this Agreement and the Purchaser Closing Documents by Purchaser and the consummation of the Transactions by Purchaser will not: (a) conflict with or result in a breach of any terms, conditions or provisions of the organizational documents governing Purchaser; (b) result in a breach or acceleration of or constitute a default or event of termination (with or without the giving of notice, the passage of time or otherwise) under the provisions of any agreement or instrument by which Purchaser is bound; (c) subject to Section 7.17, other than obtaining the approval of the Assumption Loan Lenders in respect of the Assumption Loan Properties and the PSE&G Approval, require the consent or approval of any third party, including any governmental authority (other than any such consents or approvals that have been obtained); or (d) subject to Section 7.17, result in a violation or breach, in any material respect, of any legal requirement applicable to Purchaser or by which Purchaser is bound.

6.3.3       No Bankruptcy. Purchaser has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by its creditors, suffered the appointment of a receiver to take possession of all, or substantially all, of its assets, admitted in writing its inability to pay its debts as they generally come due or made an offer of settlement, extension or composition to its creditors generally.

6.3.4       Legal Proceedings. No litigation is pending or, to Purchaser’s Knowledge, threatened against Purchaser or its Affiliates which has had or would reasonably be expected to have a material adverse effect on Purchaser’s ability to consummate the Transactions.

6.3.5 Loan Applications. Within the three (3) year period immediately preceding the Effective Date, neither Purchaser nor any of its Affiliates has been rejected for a loan application (including an application for an assumption of a loan) for any multifamily property.

6.3.6       Prohibited Person. Purchaser is not (i) a Person that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order; (ii) a Person that is named as a “specially designated national” or “blocked person” on the most current list published by OFAC at its official website, http://www.treas.gov/offices/enforcement/ofac; or (iii) to Purchaser’s Knowledge, a Person owned or controlled by, or acting for or on behalf of any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order, or a Person that is otherwise the target of any economic sanctions program currently administered by OFAC. To Purchaser’s Knowledge, the funds transferred by Purchaser to Sellers pursuant to this Agreement are not, and will not be, the property of, or beneficially owned, directly or indirectly, by any Persons described in any of clauses (i) through (iii) of the immediately preceding sentence or the proceeds of specified unlawful activity as defined by 18 U.S.C. §1956(c)(7).

The term “Purchaser’s Knowledge”, or words of similar import in this Agreement, shall be deemed to refer exclusively to matters within the actual, present and conscious knowledge of Laurent Morali or Ben Curtiss (collectively, “Purchaser Knowledge Individuals”), without any obligation to investigate or review any files or other information in the possession or otherwise available to any Purchaser, make inquiries of other Persons or take any other actions in connection with any of the representations and warranties contained in this Agreement. Neither the actual, present or conscious knowledge of any other Person, nor the constructive knowledge of the Purchaser Knowledge Individuals or of any other Person, shall be imputed to the Purchaser Knowledge Individuals. No Purchaser Knowledge Individual is a party to this Agreement or shall be subject to any personal liability hereunder.

6.4       Survival. The provisions of this Article VI shall survive the Closing.

Article VII
COVENANTS OF SELLERS AND PURCHASER

7.1       Operation of Properties. Between the Effective Date and the earlier of the termination of this Agreement and the Closing Date (the “Pre-Closing Period”), each Seller shall conduct its business with respect to the applicable Property or Properties in the ordinary course of its business consistent with past practice, including continuing to (i) comply, in all material respects, with the Assigned Contracts and the Leases and use commercially reasonable efforts to enforce its rights under the Assigned Contracts and the Leases, (ii) maintain, or cause to be maintained, its Property or Properties in the ordinary course of its business consistent with past practice, (iii) maintain, or cause to be maintained, insurance coverage in full force and effect with respect to its Property or Properties in the ordinary course of its business consistent with past practice, (iv) not cause or initiate any zoning changes, and (v) use commercially reasonable efforts to maintain, or cause to be maintained, in full force and effect all licenses and permits required to be held by such Seller in order for such Seller’s Property or Properties to comply with legal requirements. Purchaser acknowledges and agrees that, notwithstanding the foregoing or anything else in this Agreement to the contrary, Sellers shall terminate the Management Agreements with respect to each Property in connection with the Closing.

7.2       Assumption Loans. Subject to Section 7.3, between the Effective Date and the Closing Date, Sellers shall not amend, modify, extend, renew or terminate any Assumption Loan Document in any manner that increases the obligations or potential liability of, or reduces the rights and benefits of the borrowers, guarantors and/or indemnitors thereunder, in each case, other than in a de minimis respect, without Purchaser’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

7.3       Pierre Property. Pierre Property Seller has advised Purchaser that the indirect owners of the Pierre Property are considering converting their indirect ownership of the Pierre Property into direct tenancy-in-common interests in the Pierre Property (which tenancy-in-common interests may be held through one or more entities; the owners of such tenancy-in-common interests after the TIC Conversion, the “TIC Owners”). Purchaser acknowledges and agrees that Pierre Property Seller shall be permitted, at any time prior to the Closing, to transfer ownership of the Pierre Property to the TIC Owners, as tenants-in-common (the “TIC Conversion”); provided that (i) Purchaser is provided with notice promptly following the consummation of the TIC Conversion that it has occurred, (ii) in connection with the TIC Conversion, each TIC Owner executes a joinder to this Agreement pursuant to which it agrees to become a party to this Agreement on such terms and conditions that the conditions set forth in clause (v) below shall be satisfied (and which joinder shall include, without limitation, the obligation to deliver to Purchaser a Deed to such TIC Owner’s tenancy-in-common interest in the Pierre Property), (iii) Purchaser shall incur no obligations, liabilities, costs or expenses in connection with the TIC Conversion, (iv) the Closing shall not be delayed by reason of the implementation of the TIC Conversion, (v) by virtue of the TIC Conversion, none of Purchaser’s rights under this Agreement shall be affected or diminished, or its obligations affected or increased, other than to a de minimis extent. Purchaser acknowledges that in connection with the TIC Conversion, if any, Pierre Property Seller shall be permitted to modify the loan documents evidencing the Pierre Loan as shall be reasonably necessary to implement the TIC Conversion and reflect the joint ownership of the Pierre Property by the TIC Owners resulting from the TIC Conversion, provided that such loan documents shall provide that upon the consummation of the sale of the Pierre Property to Purchaser pursuant to this Agreement, such loan documents shall (subject to any changes thereto consistent with the provisions of Section 2.5.2) revert to their existing form and provide for the ownership of the Pierre Property by a single party. Pierre Property Seller has received a verbal approval from the Pierre Property lender to the TIC Conversion. If the TIC Conversion shall have not been consummated on or prior to TIC Conversion Deadline, then, notwithstanding anything to the contrary contained herein, this Agreement (if not theretofore terminated with respect to the Pierre Property pursuant to Section 2.5.7) shall automatically terminate solely with respect to the Pierre Property. Upon any such termination pursuant to this Section 7.3, (a) this Agreement shall be deemed automatically terminated solely with respect to the Pierre Property (and the Pierre Property shall no longer constitute a “Property” for the purposes of this Agreement) effective as of such termination, (b) the Pierre Property shall be excluded from the property to be sold by Sellers to Purchaser at the Closing, (c) the Purchase Price payable by Purchaser at the Closing shall be reduced by an amount equal to the Allocated Purchase Price allocated to the Pierre Property as set forth on Schedule I, (d) all of Sellers’ representations, warranties, covenants, liabilities and obligations, and Purchaser’s rights, with respect to the Pierre Property shall be void and of no further force and effect (without limiting the respective rights and obligations of the parties with respect to the other Properties and except for matters which expressly survive the termination of this Agreement) and (e) the Pierre Property Seller shall reimburse Purchaser for any reasonable out-of-pocket Assumption Loan Lender Ancillary Costs incurred by Purchaser in connection with the Pierre Loan and for the actual and reasonable costs and expenses of Purchaser’s own attorneys in connection with the Loan Assumption Applications and pursuing the Loan Assumption Approval and Loan Assumption and Releases, in each case in respect of the Pierre Loan.

7.4       Leases. Between the Effective Date and the Closing Date, (i) Sellers have the right to enter into any New Lease Documents in the ordinary course of business consistent with past practice; provided, however, that Sellers shall not enter into any New Lease Documents with Affiliates of Sellers or for any leases of any apartment units for a term greater than one (1) year, in each case without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, delayed or conditioned, and (ii) Sellers shall deliver a copy of each such New Lease Document to Purchaser promptly upon the execution and delivery thereof.

7.5       New Contracts. Between the Effective Date and the Closing Date, Sellers shall not, except as permitted by Section 3.3, Section 7.1, Section 7.2, Section 7.3 and Section 7.4, enter into any new contract, or amend any existing contract affecting the Properties (excluding Service Contracts with Persons who are not Affiliates of any Seller entered into prior to the date of delivery thereof to Purchaser pursuant to Section 3.3) (“New Contracts”) without Purchaser’s prior written consent, not to be unreasonably withheld, delayed or conditioned; provided that any Seller may, without Purchaser’s prior written consent, enter into any New Contract that (i) is necessary (A) to prevent material damage or loss to property (B) to prevent imminent danger to people at or near an Apartment Complex or (C) as a result of an emergency at such Apartment Complex, as long as Seller provides Purchaser with a copy of any such New Contract promptly, or (ii) is entered into in the ordinary course of business for maintenance, repairs or operation of any Property, is assignable to and terminable by Purchaser (upon not more than thirty (30) days’ notice) at no cost to Purchaser, and Seller promptly provides Purchaser with a copy of any such New Contract. Each New Contract entered into pursuant to Section 7.5 shall constitute an Assigned Contract if the same remains in effect on the Closing Date.

7.6       Voluntary New Exceptions. Between the Effective Date and the Closing Date, Sellers shall not grant any voluntary New Exceptions.

7.7       Notice of Breach. If, at or prior to the Closing, any Purchaser Knowledge Individual has knowledge that any of the Sellers’ Representations are untrue, inaccurate or incorrect in any material respect, Purchaser shall deliver written notice to Sellers thereof within five (5) Business Days of obtaining such knowledge (but, in any event, prior to the Closing).

7.8       Tax Contests.

7.8.1       Taxable Period Terminating Prior to the Closing Date. Other than as disclosed on Schedule 6.1.15, Sellers shall not commence, continue or settle any proceedings to contest any Taxes for any taxable period which terminates prior to the Closing Date. Sellers shall be entitled to any refunds or abatements of Taxes awarded pursuant to any proceedings to contest taxes which relate to any taxable periods which terminate prior to the Closing Date.

7.8.2       Taxable Period Including the Closing Date. Other than as disclosed on Schedule 6.1.15, neither party shall have the right to commence, continue or settle any proceedings to contest any Taxes for any taxable period which includes the Closing Date. Any refunds or abatements awarded in such proceedings shall be used first to reimburse the applicable party for the reasonable costs and expenses incurred by in contesting such Taxes, and the remainder of such refunds or abatements shall be prorated between Sellers and Purchaser as of 11:59 p.m. (Eastern time) on the day immediately prior to the Closing Date, based upon actual days in the applicable taxable period prior to and after the Closing Date. Promptly upon receipt of any such refund or abatement, Purchaser shall pay the applicable prorated amount to Sellers.

7.8.3       Cooperation. Sellers and Purchaser shall use commercially reasonable efforts to cooperate with the party contesting any Taxes pursuant to, and in accordance with, this Section 7.8 (at no cost or expense to the non-contesting party, other than any de minimis cost or expense or any cost or expense which the requesting party agrees to reimburse pursuant to an agreement mutually acceptable to the parties).

7.8.4       Survival. This Section 7.8 shall survive the Closing.

7.9       Bulk Sales. No later than sixty (60) days after the Effective Date, (a) each Seller (other than Regency Property Seller) shall execute and deliver to Purchaser a completed Asset Transfer Tax Declaration (TTD) form and all other information necessary for Purchaser to complete a notice form C-9600 (“Bulk Transfer Notice”) to the New Jersey Division of Taxation, Bulk Sales Unit (the “Bulk Sales Unit”). Provided Purchaser has filed the Bulk Transfer Notice with the Bulk Sales Unit and the Bulk Sales Unit has replied in writing received by Purchaser prior to the Closing, Purchaser shall have the right to hold back the portion of the Purchase Price that is required by the Bulk Sales Unit in its reply (“Response Letter”) to the Bulk Transfer Notice (the “Division Escrow”), which amount shall be held in escrow by Purchaser’s counsel, pursuant to an escrow agreement in the form attached hereto as Exhibit I (the “Bulk Sales Escrow Agreement”). In no event shall the Closing be cancelled, delayed or postponed in order to afford additional time to receive a Response Letter, provided that Seller shall have the right to communicate directly with the Bulk Sales Unit concerning the amount of any Division Escrow that may be imposed. The Division Escrow shall be held by Purchaser’s counsel in an interest bearing account utilizing Sellers’ (other than Regency Property Seller’s) taxpayer identification numbers. Interest accrued on the Division Escrow shall not be deemed to be part of the Division Escrow and shall be remitted to the applicable Seller from time to time, on request from such Seller only, subject to the terms of the Bulk Sales Escrow Agreement. Purchaser shall have no right, title or interest in or to the

Division Escrow and shall have no right to demand or receive payment of all or any portion of the Division Escrow. Purchaser and Sellers agree to be bound by the escrow or disbursement requirements imposed by the Bulk Sales Unit. Upon demand by the Bulk Sales Unit, Purchaser’s counsel shall disburse to the Bulk Sales Unit such amounts from the Division Escrow as the Bulk Sales Unit shall require. Any remaining balance of funds in the Division Escrow shall be disbursed to the applicable Seller only after the Bulk Sales Unit has authorized the release of such funds in writing and upon such Seller’s written request to Purchaser’s counsel and simultaneous notice to Purchaser of such request. Sellers shall cooperate reasonably with Purchaser in Purchaser’s undertaking to comply with the New Jersey Bulk Sales Act.

7.10       Notice of Litigation, Violations and Regarding Property Tax Matters. If, prior to the Closing, any Seller receives written notice of (i) any new litigation not disclosed on Schedule 6.1.4 with respect to any Property (other than any “slip and fall” and other immaterial litigation covered by insurance), (ii) any new material violation not disclosed on Schedule 6.1.9 of any applicable fire, health, building, use, occupancy or zoning laws, regulations, ordinances and codes with respect to any Property or (iii) any reevaluation or reassessment with respect to any Property, or of any real estate tax appeal being commenced by a municipality in respect of any Property, Sellers shall promptly deliver written notice to Purchaser thereof.

7.11       Cooperation with Financing. Upon Purchaser’s request, Sellers shall reasonably cooperate with Purchaser, at no cost or expense to Sellers, in Purchaser’s and its permitted designees’ obtaining financing for the Properties where a loan is not being assumed (e.g., by providing access to such Properties for property tours subject to the terms and conditions contained herein), provided that Sellers shall not be obligated to make any payments or accommodations in connection therewith. In connection therewith, but without limitation of the foregoing, Sellers shall promptly provide to Purchaser, without recourse or warranty of any kind, additional information in the possession or control of Sellers related to the Properties to the extent reasonably requested by any of Purchaser’s lenders, subject to any confidentiality restrictions contained herein or in any other binding agreements.

7.12       Employees.

7.12.1       Until the first (1st) anniversary of the Closing Date, Purchaser shall not, through its manager, employees, agents, representatives or any other Person, directly or indirectly, solicit any of the employees of Sellers identified on Schedule 7.12 hereof (the “Retained Employees”) for employment without the applicable Seller’s prior written consent, which may be withheld in their sole discretion.

7.12.2       Each Seller shall terminate the employment of all of its employees effective as of the Closing (provided the Retained Employees may be re-employed by one or more Affiliates of the Sellers or their managing agent(s)). Prior to the Closing, Purchaser, directly or through its manager, employees, agents, representatives or any other Person, may contact any of the Sellers’ employees that are not Retained Employees for the sole purpose of soliciting them for employment from and after the Closing, and Purchaser may offer employment to all such employees, other than the Retained Employees, subject to the Closing and commencing as of the effective time of the Closing (the terminated Employees who accept such offers of employment are referred to collectively herein as the “Rehired Employees”). Each Seller shall be responsible for, and shall defend, indemnify and hold harmless Purchaser Indemnified Parties from and against any losses incurred by any Purchaser Indemnified Parties in respect of, all accrued salary and benefits of such Seller’s employees which relate to the period prior to the Closing Date. Each Seller shall take all such action as may be necessary to permit the termination of the employment of all of its employees effective as of the Closing without any liability on the part of Purchaser therefor, including the giving of any notice required to be given under the WARN Act. Purchaser shall defend, indemnify and hold harmless Seller Indemnified Parties from and against any losses incurred by any Seller Indemnified Parties under the WARN Act as a result of Purchaser’s termination of any Rehired Employee following the Closing. As used herein, “WARN Act” shall mean the Worker’s Adjustment and Retraining Notification Act, 29 U.S.C. § 2101, et seq., as well as the rules and regulations thereto, set forth in 20 CFR 639, et seq., and any similar state and local laws, as amended from time to time, and any regulations, rules and guidance issued pursuant thereto.

7.12.3       The provisions of this Section 7.12 shall survive the Closing.

7.13       Acquisition Proposals; Change in Recommendation.

7.13.1       Except as expressly permitted by this Section 7.13, during the Pre-Closing Period, the Sellers shall not, and shall use their reasonable best efforts to cause their respective Affiliates and Representatives not to, directly or indirectly, (i) initiate, solicit or knowingly encourage or knowingly facilitate the making of any Acquisition Proposal or any inquiry, proposal or request for information that could reasonably be expected to lead to, or result in, an Acquisition Proposal, (ii) other than informing Third Parties of the existence of the provisions contained in this Section 7.13, engage in, continue or otherwise participate in negotiations or discussions with, or furnish any non-public information (or access thereto) concerning the Sellers or any of their respective Affiliates to, any Third Party in connection with, or for the purpose of encouraging or facilitating, an Acquisition Proposal, (iii) recommend, approve, authorize or enter into any letter of intent, memorandum of understanding, acquisition agreement, agreement in principle or similar agreement with respect to an Acquisition Proposal, other than an Acceptable Confidentiality Agreement (an “Alternative Acquisition Agreement”) or (iv) approve, authorize or agree to do any of the foregoing. Promptly following the execution of this Agreement, the Sellers shall, and shall direct their respective Representatives to, cease and cause to be terminated any solicitation and any and all existing activities, discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal or any inquiry or request for information that could reasonably be expected to lead to, or result in, an Acquisition Proposal. In furtherance of the foregoing, promptly following the execution and delivery of this Agreement, the Sellers will (i) request that each Third Party and its representatives that has, prior to the execution and delivery of this Agreement, executed a confidentiality agreement in connection with such Person’s consideration of making an Acquisition Proposal, to promptly return or destroy all non-public information related to the Properties furnished to such Person by or on behalf of the Sellers or any of their respective Affiliates prior to the date of this Agreement and (ii) immediately terminate all physical and electronic data room access for such Persons and their representatives to diligence or other information regarding the Properties. The Sellers shall not modify, amend, or terminate, or waive, release or assign, any provisions of, any confidentiality or standstill agreement (or any similar agreement) to which the Sellers or any of their respective Affiliates is a party relating to any such Acquisition Proposal and shall enforce the provisions of any such agreement; provided, however, that the Trust shall be permitted on a confidential basis to release or waive any explicit or implicit standstill obligations solely to the extent necessary to permit the party referred to therein to submit an Acquisition Proposal to the Board of Trustees of the Trust on a confidential basis. The Trust shall provide written notice to Purchaser of waiver or release of any standstill by the Trust, including disclosure of the identities of the parties thereto and circumstances relating thereto. For the avoidance of doubt and notwithstanding anything to the contrary contained in this Agreement, in no event shall (x) any Third Party or its representatives be required to return or destroy any non-public information related to the properties of the Trust (other than the Properties) or the Trust as a whole to the extent that such Third Party is considering or pursuing a strategic transaction in respect of such properties of the Trust (other than the Properties) and (y) the Trust or any other Person be required to terminate all physical and electronic data room access for any Third Party or its representatives to diligence or other information regarding the properties of the Trust (other than the Properties).

7.13.2       Notwithstanding anything to the contrary contained in this Agreement, if prior to obtaining the Trust Shareholder Approval, the Trust receives a bona fide written Acquisition Proposal (which Acquisition Proposal was made after the date of this Agreement and did not result from a breach of this Section 7.13), and the Trust Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal constitutes, or could reasonably be expected to lead to, a Superior Proposal, then the Trust and its Representatives may: (i) furnish any information with respect to the Trust and its subsidiaries and access thereto to any Third Party making such Acquisition Proposal; provided that (A) prior to furnishing any such information, the Trust receives from such Third Party an executed Acceptable Confidentiality Agreement and (B) any such non-public information so furnished has been previously provided or otherwise made available (including through the Data Site) to Purchaser or is provided or otherwise made available (including through the Data Site) to Purchaser concurrently with it being so furnished to such Third Party or (ii) participate or engage in negotiations or discussions with the Third Party making such Acquisition Proposal and its Representatives regarding such Acquisition Proposal.

7.13.3       Except as set forth in this Section 7.13, neither the Trust Board nor any committee thereof shall (a)(i) withhold or withdraw (or modify, amend or qualify in a manner adverse to Purchaser), or propose publicly to withhold or withdraw (or modify, amend or qualify in a manner adverse to Purchaser), the Trust Board Recommendation, (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Acquisition Proposal, or (iii) fail to include the Trust Board Recommendation in the Proxy Statement when disseminated to the Trust Shareholders (any such action being referred to as a “Change in Recommendation”) or (b) cause or permit the Trust to enter into any Alternative Acquisition Agreement.

7.13.4       Notwithstanding anything to the contrary contained in this Agreement, at any time prior to obtaining the Trust Shareholder Approval, if, in response to a bona fide written Acquisition Proposal made after the date of this Agreement and not withdrawn, the Trust Board determines in good faith (after consultation with its outside legal counsel and financial advisors)

that (i) such Acquisition Proposal constitutes a Superior Proposal and (ii) the failure to take an action set forth in clause (x) or (y) would reasonably be expected to be inconsistent with its fiduciary duties under applicable law, then the Trust Board may (x) make a Change in Recommendation or (y) terminate this Agreement pursuant to Section 9.1.5 in order to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal; provided that in either such case (A) the Trust shall have provided to Purchaser four (4) Business Days’ prior written notice (the “Superior Proposal Notice”) (which notice shall not constitute a Change in Recommendation) advising the Purchaser that the Trust intends to take such action (and specifying, in reasonable detail, the material terms and conditions of any such Superior Proposal) and providing Purchaser with a copy of the most current version of the Alternative Acquisition Agreement and any other documents containing the material terms of such Superior Proposal (provided that the Purchaser shall be required to keep all such documents and their terms confidential in accordance with the terms of the Confidentiality Agreement), and (B):

(1)       during such four (4) Business Day period, if requested by Purchaser, the Trust Board and its Representatives shall negotiate in good faith with Purchaser regarding changes to the terms of this Agreement and any other proposals made by Purchaser intended by Purchaser to cause such Acquisition Proposal to no longer constitute a Superior Proposal; and

(2)       the Trust Board shall have considered in good faith any and all adjustments to this Agreement (including any change to the price terms hereof) and any other agreements that may be proposed in writing by Purchaser (the “Proposed Changed Terms”) no later than 5:00 p.m., New York City time, on the fourth (4th) Business Day of such four (4) Business Day period and shall have determined in good faith (after consultation with its outside legal counsel and financial advisors) that (x) such Acquisition Proposal would continue to constitute a Superior Proposal if such Proposed Changed Terms were to be given effect, and (y) the failure to make the Change in Recommendation or terminate this Agreement pursuant to Section 9.1.5 would reasonably be expected to be inconsistent with the Trust Board’s fiduciary duties under applicable law.

For the avoidance of doubt, any material revisions to an Acquisition Proposal subject to the terms of this Section 7.13.4 shall constitute a new Acquisition Proposal and shall in each case require the Trust to deliver to Purchaser a new Superior Proposal Notice, except that the references to four (4) Business Days in this Section 7.13.4 shall be deemed to be two (2) Business Days, and the provisions of this Section 7.13.4 shall otherwise apply as modified thereby.

7.13.5       Notwithstanding anything to the contrary contained in this Agreement, at any time prior to obtaining the Trust Shareholder Approval, the Trust Board may make a Change in Recommendation in response to an Intervening Event if (i) the Trust Board determines in good faith, after consultation with its outside legal counsel, that the failure to do so would reasonably be expected to be inconsistent with the Trust Board’s fiduciary duties under applicable law, (ii) (A) the Trust shall have provided Purchaser four (4) Business Days’ prior written notice (which notice shall not constitute a Change in Recommendation) advising Purchaser that the Trust intends to make a Change in Recommendation (and specifying, in reasonable detail, the Intervening Event)

(provided that the Purchaser shall be required to keep all such information confidential in accordance with the terms of the Confidentiality Agreement), and (B):

(1)       during such four (4) Business Day period, if requested by Purchaser, the Trust and its Representatives shall negotiate in good faith with Purchaser regarding any changes to the terms of this Agreement and any other proposals made by Purchaser so that a Change in Recommendation would no longer be necessary; and

(2)       the Trust Board shall have considered in good faith any and all adjustments to this Agreement (including any change to the price terms hereof) and any other agreements that may be proposed by Purchaser no later than 5:00 p.m., New York City time, on the fourth (4th) Business Day of such four (4) Business Day period and shall have determined in good faith (after consultation with its outside legal counsel and financial advisors) that the failure to make a Change in Recommendation in response to such Intervening Event would reasonably be expected to be inconsistent with its fiduciary duties under applicable law.

For the avoidance of doubt, in the event of any material change in any event, circumstance, change, development, occurrence or fact relating to such Intervening Event (other than in respect of any revisions proposed or proposals made by Purchaser as referred to above), a new notice shall be required from the Company pursuant to Section 7.13.5(ii), except that the references to four (4) Business Days in this Section 7.13.5 shall be deemed to be two (2) Business Days, and the provisions of this Section 7.13.5 shall otherwise apply to the Intervening Event as modified thereby.

7.13.6       During the Pre-Closing Period, the Trust shall (i) in the event that the Trust receives any Acquisition Proposal or any request for information or inquiry that contemplates or that could reasonably be expected to lead to an Acquisition Proposal, advise Purchaser as promptly as practicable (and in any event within 48 hours after the receipt thereof) of the receipt of such Acquisition Proposal, request or inquiry, the material terms and conditions thereof and the identity of the Person making such Acquisition Proposal, request or inquiry, (ii) provide to Purchaser copies of such Acquisition Proposal and other substantive correspondence relating to such Acquisition Proposal, request or inquiry made in writing, and (iii) thereafter, keep Purchaser reasonably informed on a reasonably current basis regarding the status, material details and material terms of any such Acquisition Proposal and any discussions and negotiations concerning the material terms and conditions thereof, including unredacted copies of any proposed Alternative Acquisition Agreements and any other writings or media (whether or not electronic) containing any material terms or conditions of any Acquisition Proposal.

7.13.7       Nothing contained in this Agreement or the Confidentiality Agreement shall prohibit the Trust or the Trust Board, directly or indirectly through their respective Representatives, from (i) taking and disclosing to the Trust Shareholders any position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making any “stop, look and listen” communication to the Trust Shareholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act or (iii) making any disclosure to the Trust Shareholders that the Trust has determined in good faith (after consultation with its outside legal counsel) is required by applicable law; provided that this Section 7.13.7 shall not be deemed to permit the Trust Board to make a Change in Recommendation except to the extent permitted by Sections 7.13.3 - 7.13.5; provided, further, that nothing in this Section 7.13 shall prohibit the Trust from contacting and engaging in any discussions with any Person or group or their respective Representatives who has made an Acquisition Proposal solely for the purpose of (x) clarifying such Acquisition Proposal and the terms thereof or (y) determining whether such Person intends to provide any documents (or additional documents) containing the terms and conditions of such Acquisition Proposal.

7.14       Proxy Statement As promptly as reasonably practicable after the execution of this Agreement, the Trust shall prepare the Proxy Statement in preliminary form and file it with the SEC. Subject to Section 7.13, the Trust Board shall make the Trust Board Recommendation to the Trust Shareholders and shall include such recommendation in the Proxy Statement.  Each party shall furnish all information concerning itself and its Affiliates that is required to be included in the Proxy Statement or that is customarily included in proxy statements prepared in connection with transactions of the type contemplated by this Agreement, and each party covenants that none of the information supplied or to be supplied by it for inclusion or incorporation in the Proxy Statement will, at the date it is filed with the SEC or first mailed to the Trust Shareholders or at the time of the Trust Shareholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Each party shall promptly correct any information provided by it for use in the Proxy Statement if and to the extent such information shall have become false or misleading in any material respect. The Trust shall notify Purchaser promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement and shall supply Purchaser with copies of all written correspondence between the Trust or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. The Trust shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments received from the SEC or its staff concerning the Proxy Statement and to resolve such comments with the SEC, and shall use its reasonable best efforts to cause the Proxy Statement to be disseminated to the Trust Shareholders as promptly as reasonably practicable after the resolution of any such comments. Prior to the filing of the Proxy Statement (or any amendment or supplement thereto) or any dissemination thereof to the Trust Shareholders, or responding to any comments from the SEC or its staff with respect thereto, the Trust shall provide Purchaser with a reasonable opportunity to review and to propose comments on such document or response, which the Trust shall consider in good faith. Purchaser shall provide to the Trust all information concerning Purchaser and its Affiliates as may be reasonably requested by the Trust in connection with the Proxy Statement and shall otherwise assist and cooperate with the Trust in the preparation of the Proxy Statement and the resolution of any comments thereto received from the SEC or its staff.

7.15       Trust Shareholders Meeting. The Trust shall, as promptly as practicable after the date on which the Trust learns that the Proxy Statement will not be reviewed by the SEC or that the SEC has no further comments on the Proxy Statement, take all action required under applicable law and the Trust’s organizational documents necessary to promptly and duly call, give notice of, convene and hold as promptly as practicable the Trust Shareholders Meeting; provided that the Trust may (a) delay filing its definitive Proxy Statement and calling, giving notice of, convening and holding the Trust Shareholders Meeting until, with respect to each Loan Assumption Property, either (i) receipt of the Loan Assumption Approval or (ii) a termination of this Agreement with respect to such Property pursuant to Section 2.5.7, and (b) postpone or adjourn such meeting solely (i) to the extent required by applicable law (including as necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Trust Shareholders within a reasonable amount of time in advance of the Trust Shareholders Meeting), (ii) with the written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), (iii) to allow reasonable additional time to solicit additional proxies to the extent the Trust reasonably believes necessary in order to obtain the Trust Shareholder Approval or (iv) in the absence of a quorum. Subject to Section 7.13, the Trust shall use reasonable best efforts to solicit from the Trust Shareholders proxies in favor of the approval of this Agreement and the Transactions and obtain the Trust Shareholder Approval. The Trust shall notify Purchaser promptly following the filing its definitive Proxy Statement and calling of the Trust Shareholders Meeting of the scheduled date for the Trust Shareholders Meeting. The Trust shall keep Purchaser updated with respect to proxy solicitation results as requested by Purchaser. For the avoidance of doubt, the Trust shall not be required to hold the Trust Shareholders Meeting if this Agreement is terminated before the meeting is held.

7.16       PSE&G Approval. Sellers and Purchaser shall reasonably cooperate with one another to obtain the PSE&G Approval prior to the Closing.

7.17       Current Certificates of Occupancy. Following the Effective Date, with respect to each Property (other than the Regency Property), but only to the extent required under applicable law in connection with the sale of such Property, Sellers shall apply for a current certificate of occupancy for such Property and/or such departmental inspections as may be required by the municipality where such Property is located. Purchaser shall reasonably cooperate with Seller in completing any such applications. The parties hereto agree that Sellers shall be solely responsible for all related application and filing fees. If, as a result of any related inspection or review process, a municipality requires the performance of any repairs, other remedial work or undertaking of any other action in respect of a Property, then Purchaser shall be solely responsible to perform such work and the cost thereof. Notwithstanding the foregoing, and for the avoidance of doubt, the parties hereto acknowledge that the issuance of any such certificate of occupancy, permit or other evidence of other inspections, or performance and/or completion of any such repairs or other work shall not constitute a condition to Purchaser’s obligation to consummate the Closing in accordance with the terms of this Agreement and shall not give rise to any right to adjourn or delay the consummation of the Closing. The parties hereto further acknowledge and agree that Sellers shall not be liable for any penalties or fines that may be imposed by any municipality to the extent any such certificates, permits or other evidence of other inspections, or performance and/or completion of any such repairs or other work shall not be obtained, performed or completed prior the Closing, and Purchaser shall indemnify Sellers from and against the same. The provisions of this Section 7.17 shall survive the Closing.

Article VIII
CONDITIONS PRECEDENT TO CLOSING

8.1       Purchaser’s Conditions to Closing. The obligations of Purchaser to consummate the Closing are subject to the satisfaction (or waiver by Purchaser in writing) of the following conditions as of the Closing Date:

8.1.1       Representations and Warranties. Each of the Sellers’ Representations shall be true in all respects (without regard to qualifications based on materiality) as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure to be true and correct would not reasonably be expected to have a Material Adverse Effect (it being agreed that no modification to the Disclosure Schedules permitted under Section 6.2 shall be deemed to cause a Sellers’ Representation to cease to be true for purposes of this Section 8.1.1, nor shall any such modification be taken into account in determining whether there is a Material Adverse Effect, unless such modification constitutes a New Disclosure Item and Seller fails to cure such New Disclosure Item on or before the Closing Date). For purposes of this Section 8.1.1, the Sellers’ Representations in Section 6.1.8 shall be deemed to apply only to Service Contracts that are Assigned Contracts.

8.1.2       Covenants and Agreements. Sellers shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed and complied with by them prior to or on the Closing Date, including delivery of the items listed in Section 5.2.

8.1.3       Title Company. The Title Company shall be prepared, and irrevocably committed, to issue a Title Policy in the form required hereunder with respect to each Property, subject only to the Permitted Exceptions and subject to the terms of Section 4.5.4,

8.2       Sellers’ Conditions to Closing. The obligations of Sellers to consummate the Closing are subject to the satisfaction (or waiver by each Seller in writing) of the following conditions as of the Closing Date:

8.2.1       Representations and Warranties. Each of the Purchaser’s Representations shall be true in all material respects (without regard to qualifications based on materiality) as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date).

8.2.2       Covenants and Agreements. Purchaser shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed and complied with by it prior to or on the Closing Date, including delivery of the items listed in Section 5.3.

8.3       Mutual Condition to Closing. The respective obligations of each of the parties to effect the Transactions shall be subject to the satisfaction of the following condition as of the Outside Closing Date:

8.3.1       No Legal Prohibition. No law shall be in effect and no order shall have been entered, in each case, that (i) restrains, enjoins or prohibits the performance of all or any part of this Agreement or the consummation of the Transactions, or (ii) declares unlawful this Agreement or the consummation of the Transactions.

8.3.2       Termination of Agreement. This Agreement shall not have been terminated in its entirety in accordance with any provision of this Agreement.

8.3.3       Trust Shareholder Approval. The Trust Shareholder Approval shall have been obtained.

Article IX
TERMINATION

9.1       Termination of this Agreement. This Agreement may be terminated and the Transactions may be abandoned at any time on or before the Closing, in each of the following instances:

9.1.1       Mutual Consent. At any time prior to the Closing, by mutual written agreement of Sellers and Purchaser.

9.1.2       Delay. By either party by written notice to the other party if the Closing shall not have been consummated by the Outside Closing Date, provided, however, that the right to terminate this Agreement under this Section 9.1.2 shall not be available to any party whose action or failure to act has been a principal cause of or directly resulted in the failure of the Closing to have been consummated on or prior to such date and such action or failure to act constitutes a breach of this Agreement.

9.1.3       Default. By either party pursuant to, and in accordance with, its rights under Article X.

9.1.4       Trust Shareholder Approval. By either party if the Trust Shareholders Meeting shall have been held and the Trust Shareholder Approval is not obtained at the Trust Shareholders Meeting (or at any adjournment or postponement thereof).

9.1.5       Superior Proposal. By Sellers if prior to obtaining the Trust Shareholder Approval (w) the Trust Board has determined that an Acquisition Proposal constitutes a Superior Proposal; (x) the Trust has complied in all material respects with its obligations in Section 7.13.4; (y) the Trust pays, or causes to be paid, to Purchaser the Termination Fee payable pursuant to Section 9.2.6 prior to or concurrently with such termination; and (z) substantially concurrently with such termination, the Trust enters into a definitive Alternative Acquisition Agreement in respect of such Superior Proposal.

9.1.6       Change of Recommendation. By Purchaser prior to the obtaining the Trust Shareholder Approval if a Change in Recommendation shall have occurred.

9.2       Consequences of Termination.

9.2.1       If this Agreement is terminated pursuant to Section 9.1.1, then this Agreement shall immediately terminate, without further action by any of the parties, Escrow Agent shall return the Deposit to Purchaser, and neither Sellers nor Purchaser shall have any further obligation or liability to the other except with respect to those provisions of this Agreement which expressly survive a termination of this Agreement.

9.2.2       If this Agreement is terminated by Purchaser pursuant to Section 9.1.2, then this Agreement shall immediately terminate, without further action by any of the parties, Escrow Agent shall return to return the Deposit to Purchaser, and neither Sellers nor Purchaser shall have any further obligation or liability to the other except with respect to those provisions of this Agreement which expressly survive a termination of this Agreement.

9.2.3       If this Agreement is terminated by Sellers pursuant to Section 9.1.2, then this Agreement shall immediately terminate, without further action by any of the parties, Escrow Agent shall deliver the Deposit to Sellers, if applicable pursuant to Article X, and otherwise to Purchaser, and neither Sellers nor Purchasers shall have any further obligation or liability to the other except with respect to those provisions of this Agreement which expressly survive a termination of this Agreement.

9.2.4       If this Agreement is terminated by either party pursuant to Section 9.1.3, then this Agreement shall immediately terminate, without further action by any of the parties, Escrow Agent shall deliver the Deposit to the party entitled thereto pursuant to Article X, and neither Sellers nor Purchaser shall have any further obligation or liability to the other except with respect to those provisions of this Agreement which expressly survive a termination of this Agreement.

9.2.5       If this Agreement is terminated by either party pursuant to Section 9.1.4, then (x) this Agreement shall immediately terminate, without further action by any of the parties, Escrow Agent shall return to return the Deposit to Purchaser, and neither Sellers nor Purchaser shall have any further obligation or liability to the other except with respect to those provisions of this Agreement which expressly survive a termination of this Agreement and (y) the Trust shall promptly pay (or cause to be paid to) Purchaser, no later than the five (5) Business Days following receipt from Purchaser of request therefor accompanied by documentation with respect thereto, the reasonable and documented out-of-pocket fees and expenses (including, without limitation, reasonable legal fees of outside counsel) incurred by Purchaser in connection with this Agreement or the Transactions, provided that in no event shall the Trust be required to reimburse Purchaser for any amounts in excess of Two Million Dollars ($2,000,000) (such amount, subject to the foregoing cap, the "Purchaser Expense Reimbursement").

9.2.6       If this Agreement is terminated by Sellers pursuant to Section 9.1.5 then (x) this Agreement shall immediately terminate, without further action by any of the parties, Escrow Agent shall return to return the Deposit to Purchaser, and neither Sellers nor Purchaser shall have any further obligation or liability to the other except with respect to those provisions of this Agreement which expressly survive a termination of this Agreement, (y) prior to or concurrently with such termination, the Trust shall pay (or cause to be paid to) Purchaser a fee in the amount of Three Million Five Hundred Thousand Dollars $3,500,000 (the “Termination Fee” and, together with the Purchaser Expense Reimbursement, the "Termination Payments") and (z) the Trust shall promptly pay (or cause to be paid to) Purchaser, no later than the five (5) Business Days following receipt from Purchaser of request therefor accompanied by documentation with respect thereto, the Purchaser Expense Reimbursement.

9.2.7       If this Agreement is terminated by Purchaser pursuant to Section 9.1.6, then (x) this Agreement shall immediately terminate, without further action by any of the parties, Escrow Agent shall return to return the Deposit to Purchaser, and neither Sellers nor Purchaser shall have any further obligation or liability to the other except with respect to those provisions of this Agreement which expressly survive a termination of this Agreement, (y) the Trust shall promptly pay (or cause to be paid to) Purchaser, but in no event later than two (2) Business Days after termination of this Agreement, the Termination Fee and (z) the Trust shall promptly pay (or cause to be paid to) Purchaser, no later than the five (5) Business Days following receipt from Purchaser of request therefor accompanied by documentation with respect thereto, the Purchaser Expense Reimbursement.

9.2.8       If this Agreement is terminated (i) (A) by either party pursuant to Section 9.1.2 (but in the case of a termination by the Sellers, only if at such time Purchaser would not be prohibited from terminating this Agreement pursuant to the proviso in Section 9.1.2), (B) by Purchaser pursuant to Section 9.1.3 or (C) by either party pursuant to Section 9.1.4, (ii) at any time on or after the date of this Agreement and prior to such termination a bona fide Acquisition Proposal shall have become publicly known and not publicly withdrawn prior to such termination, and (iii) within twelve (12) months after the date of such termination, (A) the Trust (and/or one or more of its subsidiaries) enters into an Alternative Acquisition Agreement providing for an Acquisition Transaction or (B) an Acquisition Transaction is consummated, then, the Trust shall pay (or cause to be paid to) Purchaser (in addition to return of the Deposit to Purchaser, if applicable, pursuant to Section 9.2.2, Section 9.2.3, Section 9.2.4 or Section 9.2.5) (1) the Termination Fee (less any amounts previously paid pursuant to Section 10.2(x)) concurrently with the consummation of any such Acquisition Transaction and (2) no later than the five (5) Business Days following receipt from Purchaser of request therefor accompanied by documentation with respect thereto, the Purchaser Expense Reimbursement (less any amounts previously paid pursuant to Section 9.2.5).

9.2.9       Notwithstanding anything in this Agreement to the contrary, (a) if and to the extent Purchaser is entitled to receive any Termination Payments pursuant to Sections 9.2.5, 9.2.6, 9.2.7 or 9.2.8, payment of the applicable Termination Payments (and to the extent expressly provided herein, return of the Deposit to Purchaser, if applicable) shall be the sole and exclusive remedy of Purchaser or any of its Affiliates or its or their respective Representatives against the Sellers and any of their respective former, current or future officers, directors, partners, shareholders (or other equityholders), managers, members or Affiliates (collectively, the “Trust Related Parties”), and, upon payment of the applicable Termination Payments, none of the Trust Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, and (b) the maximum aggregate amount that Purchaser (or its designee) is entitled to receive in respect of any loss and all losses suffered as a result of the failure of the Transactions to be consummated or for any breach or failure to perform hereunder shall be an amount equal to the Termination Payments.

9.2.10       The Sellers acknowledge that the agreements contained in this Section 9.2 are an integral part of the Transactions and that without such provisions Purchaser would not have entered into this Agreement. For the avoidance of doubt, the terms and provisions of this Section 9.2 are subject to the terms and provisions of Article X. The provisions of this Article IX shall survive any termination of this Agreement.

9.2.11       Notwithstanding anything to the contrary in this Agreement, the parties hereby acknowledge and agree that in no event shall the Trust be required to pay (or cause to be paid) the Termination Fee on more than one occasion, whether nor not the Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events, and in no event shall the Trust be required to pay (or cause to be paid) an aggregate amount in excess of Two Million Dollars ($2,000,000) in respect of the Purchaser Expense Reimbursement, whether nor not the Purchaser Expense Reimbursement may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

Article X
DEFAULTS AND REMEDIES

10.1       Purchaser Default. If there is a Purchaser Default prior to the consummation of the Closing, then, at Sellers’ election and as Sellers’ exclusive remedy, Sellers may terminate this Agreement by giving written notice thereof to Purchaser, in which event Purchaser shall forfeit the Deposit to Sellers and Escrow Agent shall deliver the Deposit to Sellers as liquidated damages (the parties agreeing that (x) Sellers’ losses resulting from a termination due to a Purchaser Default would be difficult to quantify, and (y) such sum is not a penalty, but rather a reasonable measure of Sellers’ damages resulting from a termination due to a Purchaser Default). SELLERS ACKNOWLEDGE AND AGREE THAT THIS SECTION 10.1 IS INTENDED TO AND DOES LIMIT THE REMEDIES AVAILABLE TO SELLERS AND SHALL BE SELLERS’ EXCLUSIVE REMEDIES AGAINST PURCHASER HEREUNDER AND BOTH AT LAW AND IN EQUITY ARISING FROM OR RELATED TO A PURCHASER DEFAULT PRIOR TO THE CONSUMMATION OF THE CLOSING. For the purposes of this Agreement, the term “Purchaser Default” shall mean the occurrence of either of the following: (x) the conditions to Purchaser’s obligations to consummate the Transactions set forth in Article VIII have been satisfied and Purchaser defaults on its obligations under Section 5.3; or (y) Purchaser defaults in any material respect on any of its other performance obligations under this Agreement or has breached any of the Purchaser’s Representations, such default or breach results in the closing conditions set forth in Section 8.2 not being satisfied as of the Outside Closing Date and such default or breach is not cured within five (5) days after written notice from Sellers.

10.2       Seller Default. If there is a Seller Default prior to the consummation of the Closing, then, at Purchaser’s election and as Purchaser’s exclusive remedy, Purchaser may either (i) terminate this Agreement by giving written notice thereof to Sellers, in which event Escrow Agent shall return the Deposit to Purchaser, and neither Sellers nor Purchaser shall have any further obligation or liability to the other except with respect to those provisions of this Agreement which expressly survive a termination of this Agreement (including, for the avoidance of doubt, the provisions contain in Section 9.2); or (ii) subject to the conditions below, seek specific performance of Sellers’ obligation to consummate the Transactions pursuant to and in accordance with this Agreement (but without seeking or collecting any damages, provided that, if specific performance is not available with respect to any Property due to a Seller having sold or transferred such Property to a third party, then (x) Purchaser shall be entitled to pursue an action against the Sellers for Purchaser’s actual damages (but not punitive damages or consequential damages) as a result of such default related to such Property and (y) Purchaser also shall have the right to terminate this Agreement, in which event the Deposit shall be returned to Purchaser. Purchaser may seek specific performance of Sellers’ obligation to consummate the Transactions only if, as a condition precedent to initiating such litigation for specific performance, (a) Purchaser shall not be in default under this Agreement and (b) Purchaser shall file suit therefor with the applicable court(s) on or before the date that is ninety (90) days of the occurrence of the applicable Seller Default. If Purchaser is entitled and fails to file an action for specific performance within such ninety (90)-day period, then Purchaser shall be deemed to have elected to terminate this Agreement and receive a return of the Deposit in accordance with clause (i) above. PURCHASER ACKNOWLEDGES AND AGREES THAT SECTION 9.2 AND THIS SECTION 10.2 ARE INTENDED TO AND DO LIMIT THE REMEDIES AVAILABLE TO PURCHASER AND SHALL BE PURCHASER’S EXCLUSIVE REMEDIES AGAINST SELLERS HEREUNDER AND BOTH AT LAW AND IN EQUITY, ARISING FROM OR RELATED TO A SELLER DEFAULT PRIOR TO THE CONSUMMATION OF THE CLOSING. For the purposes of this Agreement, the term “Seller Default” shall mean the occurrence of any of the following: (A) the conditions to Sellers’ obligations to consummate the Transactions set forth in Article VIII have been satisfied and Sellers default on their obligations under Section 5.2; or (B) Sellers default in any material respect on any of their other performance obligations under this Agreement or have breached any of the Sellers’ Representations, such default or breach results in a Material Adverse Effect, and such default or breach is not cured on or prior to the Outside Closing Date.

Article XI
CASUALTY OR CONDEMNATION

11.1       Casualty/Condemnation. If, on or before the Closing Date, one or more Properties shall be (i) damaged or destroyed by fire or other casualty or (ii) taken as a result of (or in lieu of) any condemnation or eminent domain proceeding, and the same does not constitute a Major Loss or Damage, then Sellers shall promptly notify Purchaser of the same, and this Agreement shall remain in full force and effect without any reduction in the Purchase Price, provided that (A) at the Closing, Purchaser shall be entitled to a reduction in the Purchase Price with respect to the applicable Apartment Complex equal to the amount of the deductible under the applicable Seller’s property insurance policy applicable to such casualty with respect to such Apartment Complex, and (B) Sellers shall assign to Purchaser all of Sellers’ right, title and interest in and to any and all (i) claims and insurance proceeds Sellers may have or be entitled to collect, as applicable, under the Seller Insurance Policies in connection with such casualty and (ii) condemnation awards Sellers may be entitled to collect in connection with such condemnation, in each case, pursuant to an assignment and assumption agreement reasonably acceptable to both Sellers and Purchaser, and less the amount of such proceeds or awards theretofore used by Sellers in connection with securing and restoring the applicable Property or Properties. In the event of a Major Loss or Damage affecting a Property, Purchaser may terminate this Agreement with respect to such Property by sending written notice thereof to Sellers within ten (10) Business Days after Sellers send Purchaser written notice of the occurrence of a Major Loss or Damage (but in no event later than the Closing Date), and, upon any such election, (a) this Agreement shall be deemed automatically terminated solely with respect to the applicable Property (and the applicable Property shall no longer constitute a “Property” for the purposes of this Agreement) effective as of Purchaser’s notice to Sellers of such election, (b) such Property shall be excluded from the property to be sold by Sellers to Purchaser at the Closing, (c) the Purchase Price payable by Purchaser at the Closing shall be reduced by an amount equal to the Allocated Purchase Price allocated to such Property as set forth on Schedule I and (d) all of Sellers’ representations, warranties, covenants, liabilities and obligations, and Purchaser’s rights, with respect to such Property shall be void and of no further force and effect (without limiting the respective rights and obligations of the parties with respect to the other Properties and except for matters which expressly survive the termination of this Agreement). If Purchaser does not elect to terminate this Agreement with respect to the applicable Property within such ten (10) Business Day period, then Purchaser shall be deemed to have elected to proceed with Closing with respect to the subject Property, in which event the provisions of the first sentence of this Section 11.1 shall apply. Purchaser and Seller agree that for purposes of the Regency Property this Section 11.1 is an express agreement to the contrary of Section 5-1311 of the New York General Obligations Law.

Article XII
INDEMNIFICATION AND SURVIVAL PROVISIONS

12.1       Survival; Certain Limitations. All of Sellers’ Representations shall survive the Closing Date for a period of one hundred eighty (180) days (the “Survival Period”), provided, however, that the Fundamental Sellers’ Representations and the Purchaser’s Representations shall survive until the expiration of the applicable statute of limitations, and provided further that none of the other provisions contained in this Agreement shall survive the Closing except as otherwise expressly provided herein. Each of the Sellers’ Representations under this Agreement shall automatically be null and void and of no further force and effect after the Survival Period unless, prior to the end of the Survival Period, Sellers or Purchaser, as applicable, shall have delivered a Notice of Claim. Notwithstanding anything to the contrary contained in this Agreement, (i) no individual claim (or series of related claims arising out of similar circumstances) shall be permitted hereunder with respect to any breach of any Sellers’ Representations unless the amount of such claim or claims (excluding costs and expenses of the Purchaser Indemnified Parties incurred in connection with making such claim or claims under this Agreement) shall exceed Thirty Five Thousand Dollars ($35,000) (any such claim or series of claims the amount of which does not exceed such amount, a “De Minimis Claim”), and (ii) if Purchaser has actual Knowledge prior to the Closing, that any of the Sellers’ Representations is inaccurate, untrue or incorrect, then, after the Closing, Purchaser shall not be permitted to make any claim and shall have no recourse, right of action or claim against Sellers pursuant to this Article XII or otherwise pursuant to this Agreement, or at law or in equity, and Sellers shall have no liability or obligation to Purchaser with respect to the breach of such Sellers’ Representations. For the avoidance of doubt, Sellers acknowledge and agree that any of Sellers’ covenants that expressly survive the Closing shall survive indefinitely or for such shorter period of time as may be expressly provided herein.

12.2       Indemnification by Sellers. Subject to the other provisions of this Article XII and Section 14.22, after the Closing, Sellers shall indemnify and hold Purchaser, its Designees, its

Affiliates and their respective shareholders, members, managers, partners, directors, trustees, officers, employees and agents (collectively, the “Purchaser Indemnified Parties”) harmless from and against any and all Damages suffered by any of the Purchaser Indemnified Parties (without duplication) resulting from or arising out of any breach of or inaccuracy in any of the Sellers’ Representations.

12.3       Indemnification by Purchaser. Subject to the other provisions of this Article XII, Purchaser shall indemnify and hold each Seller, its Affiliates and the respective shareholders, members, managers, partners, directors, trustees, officers employees and agents of each of the foregoing (collectively, the “Seller Indemnified Parties”) harmless from and against any and all Damages suffered by any of the Seller Indemnified Parties (without duplication) resulting from or arising out any breach of or inaccuracy in any of the Purchaser’s Representations.

12.4       Damages Definition; Additional Limitations. For the purposes of this Agreement, “Damages” shall mean all actions, suits, proceedings, governmental investigations, injunctions, demands, charges, claims, judgments, awards, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, fees and expenses (including court costs and reasonable and documented out-of-pocket attorneys’ and accountants’ fees and expenses); provided, however, that “Damages” shall not include punitive, consequential, special or indirect damages, including business interruption, loss of future revenue, profits or income, or loss of business reputation or diminution in value, except to the extent that such damages are payable by the party to be indemnified to a third party. In no event shall (x) the Sole-Owner Sellers’ aggregate liability for Damages pursuant to Section 12.2 exceed one and a half percent (1.5%) of the aggregate amount of the Allocated Purchase Prices for the Sole-Owned Properties (excluding any Properties in respect of which this Agreement was terminated prior to the Closing pursuant to the terms of this Agreement) (“Sole-Owned Properties Seller Maximum Liability”), and no claim may be made by any Purchaser Indemnified Party, and the Sole-Owner Sellers shall not be liable for, any payments pursuant to Section 12.2 unless and until the aggregate amount of Damages incurred or suffered by Purchaser Indemnified Parties (excluding Damages in connection with the De Minimis Claims) exceeds one-tenth of a percent (0.1%) of the aggregate amount of the Allocated Purchase Prices for the Sole-Owned Properties (excluding any Properties in respect of which this Agreement was terminated prior to the Closing pursuant to the terms of this Agreement) (“Sole-Owner Properties Seller Floor”), in which event the Sole-Owner Sellers’ liability respecting such claim(s) shall be for any amount thereof in excess of the Sole-Owned Properties Seller Floor, subject to the Sole-Owner Properties Seller Maximum Liability, (y) the Pierre Seller’s aggregate liability for Damages pursuant to Section 12.2 exceed one and a half percent (1.5%) of the amount of the Allocated Purchase Price for the Pierre Property (“Pierre Seller Maximum Liability”), and no claim may be made by any Purchaser Indemnified Party, and the Pierre Seller shall not be liable for, any payments pursuant to Section 12.2 unless and until the aggregate amount of Damages incurred or suffered by Purchaser Indemnified Parties (excluding Damages in connection with the De Minimis Claims) exceeds one-tenth of a percent (0.1%) of the amount of the Allocated Purchase Price for the Pierre Property (“Pierre Seller Floor”), in which event the Pierre Seller’s liability respecting such claim(s) shall be for any amount thereof in excess of the Pierre Seller Floor, subject to the Pierre Seller Maximum Liability and (z) the Westwood Hills Seller’s aggregate liability for Damages pursuant to Section 12.2 exceed one and a half percent (1.5%) of the amount of the Allocated Purchase Price for the Westwood Hills

Property (“Westwood Hills Seller Maximum Liability”), and no claim may be made by any Purchaser Indemnified Party, and the Westwood Hills Seller shall not be liable for, any payments pursuant to Section 12.2 unless and until the aggregate amount of Damages incurred or suffered by Purchaser Indemnified Parties (excluding Damages in connection with the De Minimis Claims) exceeds one-tenth of a percent (0.1%) of the amount of the Allocated Purchase Price for the Westwood Hills Property (“Westwood Hills Seller Floor”), in which event the Westwood Hills Seller’s liability respecting such claim(s) shall be for any amount thereof in excess of the Westwood Hills Seller Floor, subject to the Westwood Hills Seller Maximum Liability. For the avoidance of doubt, determining whether the applicable threshold for, or maximum liability in respect of, indemnification has been met with respect to (a) the Sole-Owned Properties is independent of the amount of claims for breach or inaccuracy of any Sellers’ Representations with respect to the Pierre Property or the Westwood Hills Property, (b) the Pierre Property is independent of the amount of claims for breach or inaccuracy of any Sellers’ Representations with respect to the Sole-Owned Properties or the Westwood Hills Property and (c) the Westwood Hills Property is independent of the amount of claims for breach or inaccuracy of any Sellers’ Representations with respect to the Pierre Property or the Sole-Owned Properties. In no event will (A) any claims for breach or inaccuracy of any Sellers’ Representations relating to the Sole-Owned Properties be applied towards determining whether the applicable threshold for, or maximum liability in respect of, indemnification has been met with respect to any claims for breach or inaccuracy of any Sellers’ Representations with respect to the Pierre Property or the Westwood Hills Property, (B) any claims for breach or inaccuracy of any Sellers’ Representations relating to the Pierre Property be applied towards determining whether the applicable threshold for, or maximum liability in respect of, indemnification has been met with respect to any claims for breach or inaccuracy of any Sellers’ Representations with respect to the Sole-Owned Properties or the Westwood Hills Property and (C) any claims for breach or inaccuracy of any Sellers’ Representations relating to the Westwood Hills be applied towards determining whether the applicable threshold for, or maximum liability in respect of, indemnification has been met with respect to any claims for breach or inaccuracy of any Sellers’ Representations with respect to the Pierre Property or the Sole-Owned Properties. Notwithstanding anything to the contrary contained in this Agreement, the liability of Sellers with respect to the Cap Exclusions shall not be subject to any Seller Floor and Seller Maximum Liability. For purposes hereof, the term “Cap Exclusions” shall mean the following: (i) a breach of any Fundamental Sellers’ Representations; (ii) a breach of any certifications in any FIRPTA Affidavit; and (iii) the indemnification obligations of Sellers with respect to brokers and brokerage fees, as set forth in Section 3.4. In furtherance of the foregoing indemnification provisions, the Trust agrees that if at any time within the six (6) month period immediately following the Closing its sells all or any part of its interest in the Baltimore Property, then following such sale it shall retain liquid assets until the expiration of the Survival Period in an amount sufficient to satisfy its indemnification obligations pursuant to this Section 12.4 (and if there is a Noticed Claim which remains outstanding following the expiration of the Survival Period, then in an amount reasonably sufficient to satisfy its indemnification obligations in respect of such Noticed Claim for so long as it shall remain outstanding).

12.5       REIT Savings Clause. Notwithstanding anything in this Agreement to the contrary, in no event shall any amount paid to any Seller Indemnified Party pursuant to this Agreement (including the Deposit, to the extent Sellers are entitled thereto pursuant to this

Agreement) in any taxable year exceed the maximum amount that can be paid in such year without causing any Seller Indemnified Party, or any direct or indirect owner of such Seller Indemnified Party, in each case, which is a real estate investment trust, to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code for such year, determined as if the payment of such amount did not constitute income described in Section 856(C)(2)(A)-(I) and Section 856(C)(3)(A)-(I) of the Code, as determined by Sellers’ independent accountants. If the maximum amount that can be paid for any taxable year under the preceding sentence is less than the amount which Purchaser would otherwise be obligated to pay to the Seller Indemnified Parties pursuant to this Article XII (plus the amount of the Deposit, to the extent Seller are entitled thereto pursuant to this Agreement) (the aggregate amount of such deficit, the “Deficit Amount”), Sellers shall so notify Purchaser, and Purchaser shall place the Deficit Amount in escrow and shall not execute any instrumentation permitting a release of any portion thereof to the applicable Seller Indemnified Party, and the applicable Seller Indemnified Party shall not be entitled to any such amount, unless and until Purchaser and the escrow holder receive a written request therefor from Sellers, in which event the escrow holder shall pay such maximum amount. The obligation of Purchaser and the escrow holder to pay any Deficit Amounts shall terminate ten (10) years from the date of this Agreement and, upon such date, the escrow holder shall remit any remaining funds in escrow to Purchaser and Purchaser shall have no obligation to make any further payments to the Seller Indemnified Parties notwithstanding that such Deficit Amounts have not been paid as of such date. For all purposes of this Agreement, (i) the Seller Indemnified Parties release Purchaser from any claims that may arise from actions taken by Purchaser at the request of the Seller Indemnified Parties (or their respective agents) under this Section 12.5, and (ii) the right of the Seller Indemnified Parties to receive Deficit Amounts shall be limited to the amounts in escrow and Purchaser shall have no obligation to make any further payments to any Seller Indemnified Party with respect to such Deficit Amounts.

12.6       Indemnification Procedures.

12.6.1       The party or the parties making a claim for indemnification under Section 12.2 or Section 12.3 shall be, for purposes of this Agreement, referred to as the “Indemnified Person” and the party or the parties against whom such claims are asserted shall be, for purposes of this Agreement, referred to as the “Indemnifying Person”.

12.6.2       Any Indemnified Person shall make any claim for indemnification pursuant to Section 12.2 or Section 12.3, as applicable, by notifying the Indemnifying Person prior to the expiration of the Survival Period by the delivery of a written notice (each such notice, a “Notice of Claim” and each such claim identified therein, a “Noticed Claim”) setting forth: (i) the particular representation and warranty and specifying in reasonable detail the nature of the claim and the factual and legal basis for any such claim and the provisions of this Agreement upon which such claim is made; (ii) the dollar amount of the Damages relating to the Noticed Claim (or a reasonable estimate of such amount); (iii) the aggregate dollar amount of all prior Noticed Claims by such Indemnified Person to date (or a reasonable estimate of such amount); (iv) whether the applicable Seller Floor (if applicable) has been exceeded; and (v) the aggregate dollar amount of Damages paid by the Indemnifying Person to date. If Purchaser and Sellers cannot mutually agree upon the settlement of any such Noticed Claim, the Indemnified Person shall be deemed to have waived its right to pursue such Noticed Claim (and any right to collect from the Indemnified Person with respect to such Noticed Claim), unless the Indemnified Person brings a court action with respect to such Noticed Claim on or prior to the date that is ninety (90) days after the expiration of the Survival Period.

12.6.3       In the event of any claim, demand, suit, action, arbitration, investigation, inquiry or proceeding brought by a third party against any Indemnified Person which is covered by the indemnification provisions of this Article XII (in each such case, a “Third-Party Claim”), the Indemnified Person shall promptly cause written notice of the assertion of such Third-Party Claim to be forwarded to the Indemnifying Person (a “Notice of Third-Party Claim”). The failure of the Indemnified Person to deliver promptly to the Indemnifying Person a Notice of Third-Party Claim shall not release, waive or otherwise affect the Indemnifying Person’s obligations with respect thereto except to the extent that the Indemnifying Person is actually prejudiced as a result of such failure. Subject to Section 12.6.4, in the event an Indemnifying Person accepts and assumes responsibility for indemnification pursuant to this Article XII with respect to any Third-Party Claim, such Indemnifying Person on behalf of the Indemnified Person shall have the right to elect to assume control of the defense of any Third-Party Claim with counsel reasonably acceptable to the Indemnified Person. The costs and expenses incurred by the Indemnifying Person in connection with such defense (including reasonable out-of-pocket attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) shall be paid by the Indemnifying Person (subject to the applicable Seller Floor and Seller Maximum Liability, if applicable). In the event of a conflict of interest between the Indemnifying Person and the Indemnified Person as to the defense of any Third-Party Claim for which indemnification is required hereunder, the Indemnified Person may engage counsel of its own choice to participate in the defense of such Third-Party Claim (which counsel shall be reasonably satisfactory to the Indemnifying Person) at the expense of the Indemnifying Person (subject to the applicable Seller Floor and Seller Maximum Liability, if applicable). No Indemnified Person shall settle any Third-Party Claim without the prior approval of the Indemnifying Person, such approval not to be unreasonably withheld or delayed.

12.6.4       With respect to the defense of any Third-Party Claim, the Indemnifying Person shall not be entitled to continue control of such defense and shall pay the costs and expenses incurred by the Indemnified Person in connection with such defense (subject to the applicable Seller Floor and Seller Maximum Liability, if applicable) if the Indemnifying Person fails to assume control of the defense or materially fails to defend such claim.

12.6.5       If the Indemnifying Person has the right to and does elect to defend any Third-Party Claim, the Indemnifying Person shall: (i) conduct the defense of such Third-Party Claim actively and diligently and keep the Indemnified Person reasonably informed of material developments in the Third-Party Claim at all stages thereof and (ii) to the extent practicable, permit the Indemnified Person and its counsel to confer with the Indemnifying Person regarding the conduct of the defense thereof. Each of the Indemnified Party and the Indemnifying Party will make available to each other and each other’s counsel and accountants, without charge, all of their and their Affiliates’ books and records relating or responsive to the Third-Party Claim, and each party (at its own expense) will render to the other party such assistance as may be reasonably required in order to ensure the proper and adequate defense thereof and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the other party in connection therewith; provided, however, that the Indemnified Person shall not have an obligation to disclose any information or documents that are proprietary, subject to confidentiality restrictions (unless the recipient of such information signs a confidentiality agreement reasonably acceptable to the disclosing Indemnified Person) or privileged (including pursuant to any attorney-client privilege). The Indemnified Person and the Indemnifying Person shall render to each other, at the sole cost and expense of the Indemnifying Person such other assistance and cooperation as may reasonably be required to ensure the proper and adequate defense of such claim or demand.

12.6.6       If the Indemnifying Person has the right to and does elect to defend any Third-Party Claim, the Indemnifying Person shall have the right to enter into any settlement of a Third-Party Claim without the consent of the Indemnified Person, provided that (i) such settlement does not involve any injunctive or other equitable relief or the contractual equivalent thereof binding upon the Indemnified Person, (ii) such settlement expressly and unconditionally releases the Indemnified Person from all liabilities and obligations with respect to such claim, with prejudice and (iii) such settlement does not include an admission of wrongdoing by the Indemnified Person; provided, further, that no settlement by the Indemnifying Person of a Third-Party Claim shall limit or reduce the right of the Indemnified Person to indemnity hereunder for all Damages they may incur arising out of or resulting from such Third-Party Claim to the extent such Indemnified Person is otherwise entitled to be indemnified pursuant to this Article XII.

12.6.7       The amount of any indemnifiable Damages shall be determined net of (i) payments recovered by such Indemnified Person under any insurance policy with respect to such Damages, and (ii) any net prior recovery by such Indemnified Person from any other third party with respect to such Damages. If the Indemnifying Person has paid the Indemnified Person pursuant to the provisions of this Article XII with respect to a claim for which payment of the type described in clauses (i) and (ii) of the preceding sentence is subsequently received by the Indemnified Person, the Indemnified Person will promptly pay to the Indemnifying Person the amount of such duplicative payment (net of any costs of recovery), provided that the amount of such payment will not exceed the sums paid by the Indemnifying Person to the Indemnified Person in connection with the applicable claim.

12.6.8       Sellers and Purchaser shall use reasonable best efforts to (i) mitigate any Damages, whether by asserting claims against third parties or by otherwise qualifying for a benefit that would reduce or eliminate Damages for which indemnification would otherwise be available under this Article XII, and (ii) recover any Losses from applicable insurance policies or third parties..

12.6.9       The terms of this Section 12.6 are not intended to modify in any manner the limitations on liability set forth in Section 12.4.

12.7       Exclusive Remedy. Purchaser and Sellers acknowledge and agree that, following the Closing, the indemnification provisions of this Article XII shall be the exclusive rights and remedy of Purchaser (and all other Purchaser Indemnified Parties) and Sellers (and all other Seller Indemnified Parties) under this Agreement with respect to any breach of the Sellers’ Representations or the Purchaser’s Representations, respectively.

12.8       Manner of Payment. Any indemnification payments required to be made by Sellers or Purchaser pursuant to this Article XII shall be effected by wire transfer of immediately available funds to the accounts designated by the other party, within five (5) days after the final determination thereof.

12.9       Survival. The provisions of this Article XII shall survive the Closing, subject to the limitations on such survival set forth in Sections 12.1 and 12.6.2 above.

Article XIII
AS-IS SALE AND PURCHASE

Purchaser acknowledges that the provisions of this Article XIII have been required by Sellers as a material inducement to enter into this Agreement and the Transactions, and the intent and effect of such provisions have been explained to Purchaser by Purchaser’s counsel and have been understood and agreed to by Purchaser.

As a material inducement to Sellers to enter into this Agreement and to convey the Properties to Purchaser, Purchaser hereby acknowledges and agrees that:

13.1       AS-IS. Subject to the Sellers’ Representations and Sellers’ covenants expressly set forth in this Agreement and/or the Seller Closing Documents, Purchaser is purchasing the Properties in their existing condition (whether physical, financial or otherwise) on the Closing Date, “AS-IS, WHERE-IS, WITH ALL FAULTS” and has made or has waived all inspections and investigations of the Properties (and all information and documents relating thereto) and their respective vicinities which Purchaser believes are necessary to protect its own interest in, and its contemplated use of, the Properties.

13.2       No Representations. Except (in the case of Sellers) for the Sellers’ Representations and Sellers’ covenants expressly set forth in this Agreement and/or the Seller Closing Documents, no Seller, Affiliate of any Seller, or officer, director, partner, member, shareholder, employee, agent, representative, accountant, advisor, attorney, principal, consultant, contractor, successor or assign of any Seller or Affiliate thereof (each Seller and all of the other Persons described above in this sentence, collectively, the “Exculpated Parties”) has made any representation, warranty, inducement, promise, agreement, assurance or statement, oral or written, of any kind whatsoever to Purchaser upon which Purchaser is relying, or in connection with which Purchaser has made or will make any decisions concerning the Properties or its vicinity, including with respect to (i) the ownership, operation, management, leasing, use, condition, value or financial earning capacity of the Properties or the business of any Seller, (ii) continued occupancy levels, entitlements, condemnation actions (current or prospective) or casualty events with respect to the Properties, (iii) the value, or the actual or projected revenue and expenses, of the Properties, (iv) the current or future real estate tax liability, assessment or valuation of the Properties, (v) the availability of any financing for the alteration, renovation or operation of the Properties from any source, (vi) compliance of the Properties or any Seller with any applicable law (including any applicable Environmental Law) or contractual or legal obligations, (vii) the existence or absence of any environmental hazards or other conditions on the Properties (including the presence of asbestos or other Hazardous Materials), or (viii) the permissibility, feasibility, or convertibility of all or any portion of the Properties for any particular use or purpose, including its present or future prospects for sale, lease, development, occupancy or suitability as security for financing.

13.3       No Implied Warranties. Except for the Sellers’ Representations, each Seller hereby specifically disclaims: (i) all warranties implied by law arising out of or with respect to the execution of this Agreement, any aspect or element of any Property or the performance of Sellers’ obligations hereunder, including all implied warranties of merchantability, habitability and/or fitness for a particular purpose; and (ii) any warranty, guaranty or representation, oral or written, past, present or future, of, as to, or concerning (x) the nature and condition of the Properties, including the water, soil and geology, the suitability thereof and of the Properties for any and all activities and uses which Purchaser may elect to conduct thereon, the existence or absence of any environmental hazards or conditions thereon (including to the presence of asbestos or other Hazardous Materials) or compliance with applicable Environmental Laws; (y) the nature and extent of any right-of-way, lease, possession, lien, encumbrance, license, reservation, current or potential eminent domain proceedings, condition or other matter; or (z) the compliance of the Properties or their operation with any applicable law.

13.4       Documents and Information Supplied by Seller. Except for the Sellers’ Representations, Purchaser specifically acknowledges and agrees that (i) no Seller or any other Exculpated Party has made any representation or warranty of any nature concerning the content, accuracy, truthfulness or completeness of any documents or information delivered or made available to Purchaser by any Seller or any other Exculpated Party, including the Materials, or their suitability for any purpose, (ii) Purchaser shall not in any way be entitled to rely upon the accuracy, truthfulness or completeness of any such documents or information, (iii) Purchaser has undertaken such investigations or inspections of the Properties as Purchaser deems necessary and appropriate, and (iv) Purchaser is relying solely and exclusively upon such investigations and inspections and not on the Materials or any other documents or information provided to Purchaser by any Seller or any other Exculpated Party. As to the Materials, and without prejudice to Purchaser’s rights with respect to the Sellers’ Representations, Purchaser specifically acknowledges that they may have been prepared by third parties with whom Purchaser has no privity, and Purchaser acknowledges and agrees that no warranty or representation, express or implied, has been made, nor shall any be deemed to have been made, to Purchaser with respect to any or all of the Materials, either by any Seller, any other Exculpated Party or by any third parties that prepared the same. Purchaser acknowledges and agrees that, except as otherwise expressly set forth in the Sellers’ Representations, Purchaser shall not have any recourse against any Exculpated Party, and hereby fully releases each Exculpated Party from any liability, and irrevocably waives any right to maintain any claim or cause of action against any Exculpated Party, in the event of incompleteness of, any errors in or omissions from the Materials.

13.5       Assumption and Release. As of the Closing, and without prejudice to Purchaser’s rights with respect to the Sellers’ Representations, Purchaser hereby (i) assumes the risk of all adverse matters, including adverse physical conditions, defects, including construction defects, and environmental, health, safety and welfare matters and conditions, which may or may not have been revealed by Purchaser’s investigation and evaluation of the Properties, and (ii) fully and irrevocably releases each and every Seller from any and all claims that Purchaser may have against any Seller for any liability arising from or related to any matter of any nature relating to, and any condition of, any Property, or any portion thereof, or the purchase of the Properties by Purchaser from Sellers pursuant to this Agreement, including any liability arising in connection with any latent or patent construction defects therein, errors or omissions relating thereto, compliance thereof with applicable law, the existence or absence of any environmental hazards or conditions thereon (including the presence of any Hazardous Materials) and other environmental matters within, under or upon, or in the vicinity of any Property, any statutory or common law right Purchaser may have to receive disclosures from Sellers, or any other condition or circumstance affecting any Property, its financial viability, use or operation. In addition to any liability of which Purchaser is presently aware or which Purchaser presently suspects to exist, this release includes all liability of which Purchaser is presently unaware or which Purchaser does not presently suspect to exist in its favor, including any such liability which, if known by Purchaser, would materially affect Purchaser’s release of Sellers pursuant to this Section 13.5.

Notwithstanding anything to the contrary set forth in this Section 13.5, the foregoing release is not intended to and does not cover (i) any Damages incurred by any Purchaser Indemnified Parties arising from any breach of the Sellers’ Representations or (ii) any other breach by any Seller of an express covenant of such Seller under this Agreement or any Seller Closing Documents.

13.6       Survival. The provisions of this Article XIII shall survive the Closing and any earlier termination of this Agreement.

Article XIV
MISCELLANEOUS

14.1       Binding Effect. This Agreement shall not be binding on either party until executed by both Purchaser and Sellers.

14.2       Counterparts; Facsimile and Electronic Signatures. This Agreement may be executed in a number of identical counterparts. This Agreement may be executed by facsimile signatures or electronic delivery of signatures which shall be binding on the parties hereto.

14.3       Further Assurances. Each party agrees that it will, upon a request by the other party, execute and deliver such other documents and take such other action, whether prior or subsequent to the Closing, as may be reasonably required to consummate the Transactions pursuant to, and in accordance with, the terms of this Agreement, provided the same does not result in any increased liability to such first party or result in any cost or expense to such first party that it has not expressly undertaken to pay under this Agreement.

14.4       Recording. Purchaser shall not cause or allow this Agreement or any contract or other document related hereto (other than the Deeds, which Purchaser shall cause to be recorded in the applicable real property recording offices after the Closing), nor any memorandum or other evidence hereof, to be recorded or become a public record without Sellers’ prior written consent, which consent may be withheld in Sellers’ sole discretion. If Purchaser records this Agreement or any other memorandum or evidence hereof, Purchaser shall be in material default of its obligations under this Agreement. Purchaser hereby appoints each Seller as Purchaser’s attorney-in-fact to prepare and record any documents necessary to effect the nullification and release of this

Agreement or other memorandum or evidence thereof from the public records. This appointment shall be coupled with an interest and irrevocable and shall survive the termination of this Agreement.

14.5       Relationship of Parties. Each of each Seller and Purchaser acknowledges and agrees that the relationship established between the parties pursuant to this Agreement is only that of a seller and a purchaser of property. Neither Purchaser nor any Seller is, nor shall either hold itself out to be, the agent, employee, joint venturer or partner of the other party.

14.6       Exhibits; Annexes; Schedules. All Exhibits, Annexes and Schedules attached hereto are a part of this Agreement for all purposes.

14.7       Construction. Captions, headings and titles of this Agreement are solely for convenience of reference and shall in no way affect, limit, amplify, or modify the terms and provisions of this Agreement. No provision of this Agreement shall be construed in favor of, or against, any particular party by reason of any presumption with respect to the drafting of this Agreement; each party, being represented by counsel, has fully participated in the negotiation of this instrument.

14.8       Number and Gender of Words. Whenever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.

14.9       Successors and Assigns. Purchaser shall have no right to assign this Agreement, except to a Designee; provided, however, that Purchaser shall have the right to direct that deeds and other closing documents be entered into by one or more affiliates of Purchaser. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

14.10       Multiple Purchasers. If Purchaser directs any designees to take title pursuant to and in accordance with Section 14.9, the term “Purchaser”, as used in this Agreement, shall mean Purchaser and each such Designee and designee collectively and all of the representations, warranties and covenants of Purchaser hereunder shall be the representations, warranties and covenants of Purchaser and each such Designee jointly and severally (and the representation and warranty contained in the first sentence of Section 6.3.1 with respect to any Designee shall be deemed supplemented at the Closing to refer to the applicable entity form and jurisdiction with respect to such Designee).

14.11       Third-Party Beneficiaries. The provisions of this Agreement and of the other agreements, documents and instruments to be executed and delivered pursuant hereto are and will be for the benefit of the parties hereto only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of any such other agreements, documents or instruments, provided, however, that (i) each Exculpated Party shall be a third-party beneficiary of Article XIII and (ii) each Indemnified Person shall be a third-party beneficiary of Article XII.

14.12       No Personal Liability. Purchaser acknowledges that this Agreement is entered into by and among each Seller and Purchaser, and Purchaser agrees that none of the Seller Indemnified Parties (other than Sellers) shall have any personal liability under this Agreement or any other agreements, documents or instruments executed in connection with the Transactions. Each Seller acknowledges that this Agreement is entered into by and among Purchaser and each Seller, and each Seller agrees that none of the Purchaser Indemnified Parties (other than Purchaser) shall have any personal liability under this Agreement or any other agreements, documents or instruments executed in connection with the Transactions.

14.13       Time of the Essence. It is expressly agreed by the parties hereto that time is of the essence with respect to this Agreement and any aspect thereof.

14.14       Waiver. No delay or omission to exercise any right or power accruing upon any default, omission, or failure of performance hereunder shall impair any right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient. No waiver, amendment, release, or modification of this Agreement shall be established by conduct, custom, or course of dealing and all waivers must be in writing and signed by the waiving party.

14.15       Entire Agreement. This Agreement, together with the Confidentiality Agreement, the Seller Closing Documents and the Purchaser Closing Documents, embodies the entire agreement between the parties hereto concerning the subject matter hereof and supersedes all prior conversations, proposals, negotiations, understandings and contracts, whether written or oral.

14.16       Amendments. This Agreement shall not be amended, altered, changed, modified, supplemented or rescinded in any manner except by a written contract executed by all of the parties; provided, that nothing contained in this Section 14.16 shall be deemed to limit or modify Sellers’ rights under Section 6.2.

14.17       Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby and (b) the parties shall endeavor in good-faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

14.18       Governing Law and Venue. This Agreement shall be construed and enforced in accordance with the laws of the State of New Jersey, without giving effect to any principles regarding conflict of laws to the extent such principles would require or permit the application of the laws of another jurisdiction. Each of each Seller and Purchaser shall submit to the exclusive jurisdiction of the state courts of the State of New Jersey and to the jurisdiction of the United States District Court for the District of New Jersey for the purposes of each and every suit, action or other proceeding arising out of or based upon this Agreement or the subject matter hereof brought by the parties, it being expressly understood and agreed that this consent to jurisdiction shall be self-operative and no further instrument or action, other than service of process in one of the manners specified in this Agreement or as otherwise permitted by such law, shall be necessary in order to confer jurisdiction upon a party in any such court. Each of each Seller and Purchaser shall waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any suit, action or proceeding brought in any such court, any claim that such Seller or Purchaser is not subject personally to the jurisdiction of the above-named courts, that such Seller’s or Purchaser’s property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. Notwithstanding the foregoing, (A) to the extent that any remedy hereunder with respect to the Regency Property requires that an action be brought in a court in the State of New York, such action may be commenced and prosecuted in such court and each of Purchaser and Sellers submit to the jurisdiction of the state courts of the State of New York and to the jurisdiction of the United States District Court for the Southern District of New York for such purposes, and (B) to the extent New York law mandatorily applies in any proceeding referenced in clause (A), New York law shall govern to such extent.

14.19       WAIVER OF JURY TRIAL. THE PARTIES HERETO WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY ON ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT. The terms and provisions of this Section 14.19 shall survive the Closing and any earlier termination of this Agreement.

14.20       Confidentiality.

14.20.1       Purchaser acknowledges and agrees that (i) it is subject to the Confidentiality Agreement, the terms and conditions of which are hereby incorporated by reference as if fully set forth herein, (ii) notwithstanding anything in the Confidentiality Agreement to the contrary, the execution and delivery of this Agreement shall not terminate, or otherwise affect or limit the terms of, the Confidentiality Agreement, except as expressly stated herein, and the Confidentiality Agreement shall remain in full force and effect, and (iii) the existence and terms of this Agreement shall constitute “Evaluation Material” under, and be held confidential subject to the terms of, the Confidentiality Agreement. Notwithstanding the above, Purchaser shall have the right to (x) disclose the foregoing to the officers, directors, members, controlling persons, employees, attorneys, accountants, lenders, potential equity sources, advisors and consultants of Purchaser and its affiliates, and (y) make such disclosures as may be required in connection with soliciting any related consents or approvals (including in connection with seeking any Loan Assumption Approval) or by applicable laws.

14.20.2       Sellers shall keep the existence and terms of this Agreement confidential, provided that Sellers shall have the right to (i) disclose the foregoing to their respective joint venture partners and affiliates (and joint venture partners of their respective affiliates) and the officers, directors, members, controlling persons, employees, attorneys, accountants, lenders, advisors and consultants of Sellers, the aforesaid joint venture partners and their respective affiliates and (ii) make such disclosures as may be required in connection with soliciting any related consents or approvals (including in connection with seeking any Loan Assumption Approval) or by applicable laws or by the regulations, rules and policies of any applicable regulatory body or stock exchange, including, without limitation, the filing of a copy of this Agreement with the Securities and Exchange Commission.

14.21       Notices. All notices, consents, approvals, acceptances, demands, waivers or other communications required or permitted hereunder must be in writing to be effective and shall be personally delivered, sent by registered or certified mail, return receipt requested, delivered via overnight mail (via Federal Express or similar overnight courier) or delivery by email, and shall be deemed received upon the date of delivery, if personally delivered, delivered via overnight mail or delivered by email (provided, however, if such delivery occurs at any time other than normal business hours on a Business Day at the location of receipt, the same shall be deemed delivered on the next Business Day) or three (3) Business Days after the date of posting by U.S. postal service, if mailed. Notwithstanding the foregoing, email may not be the sole means of delivery for any notice to be effective. All such notices or communications shall be addressed as follows:

If to any Seller:                   c/o Hekemian & Co., Inc.

505 Main Street

Hackensack, New Jersey 07601

Attention: Allan Tubin

Email: allan@hekemian.com

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison

1285 Avenue of the Americas

New York, New York 10019

Attention: Bruce Gutenplan and Mitch Berg

Email: bgutenplan@paulweiss.com and mberg@paulweiss.com

If to Purchaser:                   c/o Kushner Companies

666 Fifth Avenue, 15th Floor

New York, New York 10103

Attention: Ben Curtiss and Emily Wolf

Email: bcurtiss@kushner.com and ewolf@kushner.com

with a copy to:

Brach Eichler LLC

101 Eisenhower Parkway

Roseland, New Jersey 07068

Attention: Alan R. Hammer

Email: ahammer@bracheichler.com

Each party shall be entitled to change its address for notices and other communications required or permitted hereunder from time to time by delivering to the other party notice thereof in accordance with this Section 14.21. Any refusal to accept delivery of a notice, shall be deemed to constitute delivery when delivery was attempted.

14.22       Joint and Several.

14.22.1              The covenants, representations, indemnities and other obligations of each of the Sole-Owner Sellers under this Agreement shall be limited to matters related to the Sole-Owner Sellers and such Sellers’ Properties. The Sole-Owner Sellers shall be jointly and severally liable with respect to such covenants, representations, indemnities and obligations, but shall not be liable with respect to the representations, covenants, indemnities and obligations of any Co-Owner Seller or in respect of any Co-Owned Property.

14.22.2              The covenants, representations, indemnities and other obligations of the Westwood Hills Seller under this Agreement shall be limited to matters related to the Westwood Hills Seller and the Westwood Hills Property. Without limiting the foregoing, the Westwood Hills Seller shall not be liable with respect to the representations, covenants, indemnities and obligations of the Pierre Property Seller or any Sole-Owner Seller, or in respect of the Pierre Property or any Sole-Owned Property.

14.22.3       The covenants, representations, indemnities and other obligations of the Pierre Seller under this Agreement shall be limited to matters related to the Pierre Seller and the Pierre Property. Without limiting the foregoing, the Pierre Seller shall not be liable with respect to the representations, covenants, indemnities and obligations of the Westwood Hills Seller or any Sole-Owner Seller, or in respect of the Westwood Hills Property or any Sole-Owned Property.

14.23       1031 Exchange.

14.23.1              Purchaser understands that one or more Sellers may seek to structure the disposition of one or more of the Properties (including, if applicable, tenancy-in-common interests in the Pierre Property following any TIC Conversion) in such a way that will afford the applicable Sellers (or the TIC Owners) an opportunity to take advantage of the provisions of Section 1031 of the Code governing tax free exchanges and reorganizations. Purchaser shall reasonably cooperate with Sellers (or the TIC Owners) (at Sellers’ (or the TIC Owners’) sole cost and expense) in such efforts. Without limiting the generality of the foregoing, Purchaser, if directed by one or more Sellers (or TIC Owners), shall make all payments on account of the Allocated Purchase Price in respect of the applicable Apartment Complexes (including, at the direction of Sellers, the allocable portion of the Deposit) (or the portion of the Applicable Purchase Price allocable to the applicable TIC Owners), to a Qualified Intermediary (as defined in the Code) and not to Sellers (or the applicable TIC Owners), directly or indirectly. Each Seller (and TIC Owner) reserves the right, in effectuating such like-kind exchange, to assign such Seller’s (or TIC Owner’s) rights in, but not its obligations, under this Agreement to the Qualified Intermediary and Purchaser hereby consents to such assignment. Purchaser agrees to execute such reasonable documents and otherwise to cooperate in such respects as may reasonably be requested by such Seller (or TIC Owner) in order to enable such Seller (or TIC Owner) to carry out a like-kind exchange as aforesaid. Subject to Section 7.3 with respect to the Pierre Property, the like kind exchange shall not diminish Purchaser’s rights (or Sellers’ (or TIC Owners’) liabilities or obligations), nor increase Purchaser’s liabilities or obligations, in any manner. Subject to Section 14.22, Sellers (and each TIC Owner) agree to indemnify, defend and hold harmless Purchaser from and against all loss, liability, damages and disbursements, costs and expenses (including reasonable counsel fees and disbursements) resulting from a Seller’s (or such TIC Owner’s) election to structure the disposition of its interests as a like-kind exchange.

14.23.2              Sellers hereby acknowledges that it is the intent of Purchaser, in connection with its acquisition of one or more of the Properties, to potentially take advantage of the provisions of Section 1031 of the Code governing tax free exchanges and reorganizations. In connection therewith, Sellers agree and acknowledge that Purchaser may designate that title to one or more Properties be conveyed to a Qualified Intermediary for the purpose of completing such an exchange. Sellers agree to reasonably cooperate with Purchaser and any Qualified Intermediary as shall be reasonably necessary to complete the exchange, including the execution of any documentation required by any Qualified Intermediary for purposes of completing the exchange, provided that such cooperation shall not impose additional liability or expense upon Sellers. Purchaser acknowledges and agrees that in no event shall any of Purchaser’s other rights or obligations hereunder, including any rights to indemnification under this Agreement, be transferred to a Qualified Intermediary. Purchaser’s exercise of its rights under this Section 14.23.2 shall not delay the Closing or cause any additional expense to Sellers.

14.24       Prevailing Party’s Attorneys’ Fees. In connection with any litigation initiated by a party hereto against the other party hereto arising out of this Agreement, the party adjudicated to be the substantially prevailing party shall be entitled to recover reasonable attorneys’ fees and disbursements from the other party.

14.25       Survival. The provisions of this Article XIV shall survive the Closing and any earlier termination of this Agreement (except that the provisions of Section 14.3 shall not survive any termination of this Agreement).

[Remainder of Page Intentionally Left Blank]

NOW, THEREFORE, the parties hereto have executed this Agreement as of the date first set forth above.

Sellers:

First Real Estate Investment Trust OF NEW JERSEY,
a New Jersey real estate investment trust

By:	/s/ Robert S. Hekemian, Jr.
Name: Robert S. Hekemian, Jr.
Title: President and Chief Executive Officer

[Signatures continue on following page]

[Signature Page to Purchase and Sale Agreement]

Berdan Court, LLC, a Delaware limited liability company By: First Real Estate Investment Trust of New Jersey, a New Jersey real estate investment trust, its Sole Member and Sole Manager

By:	/s/ Robert S. Hekemian, Jr.
Name: Robert S. Hekemian, Jr.
Title: President and Chief Executive Officer

[Signatures continue on following page]

[Signature Page to Purchase and Sale Agreement]

Pierre Towers, LLC,

a New Jersey limited liability company

By: S and A Commercial Associates Limited Partnership, a Maryland limited partnership, its sole member

By: First Real Estate Investment Trust of New Jersey, a New Jersey real estate investment trust, its general partner

By:	/s/ Robert S. Hekemian, Jr.
Name: Robert S. Hekemian, Jr.
Title: President and Chief Executive Officer

[Signatures continue on following page]

[Signature Page to Purchase and Sale Agreement]

FREIT Regency, LLC, a New Jersey limited liability company By: First Real Estate Investment Trust of New Jersey, a New Jersey real estate investment trust, its sole Member and Manager

By:	/s/ Robert S. Hekemian, Jr.
Name: Robert S. Hekemian, Jr.
Title: President and Chief Executive Officer

[Signatures continue on following page]

[Signature Page to Purchase and Sale Agreement]

Station PlaCE on Monmouth LLC, a New Jersey limited liability company By: First Real Estate Investment Trust of New Jersey, a New Jersey real estate investment trust, its sole Member and Manager

By:	/s/ Robert S. Hekemian, Jr.
Name: Robert S. Hekemian, Jr.
Title: President and Chief Executive Officer

[Signatures continue on following page]

[Signature Page to Purchase and Sale Agreement]

Westwood Hills, L.L.C., a New Jersey limited liability company By: First Real Estate Investment Trust of New Jersey, a New Jersey real estate investment trust, its managing member

By:	/s/ Robert S. Hekemian, Jr.
Name: Robert S. Hekemian, Jr.
Title: President and Chief Executive Officer

[Signature Page to Purchase and Sale Agreement]

Purchaser:

SINATRA PROPERTIES LLC, a Delaware limited liability company

By:	/s/ Laurent Morali
Name: Laurent Morali
Title: Authorized Signatory

[Signature Page to Purchase and Sale Agreement]

ANNEX 1

DEFINED TERMS

“Acceptable Confidentiality Agreement” means a confidentiality agreement containing terms as to confidentiality that are substantially the same, in all material respects, as those set forth in the Confidentiality Agreement.

“Access Agreement’ means that certain Property Access Agreement dated November 26, 2019, between Sellers and Kushner Realty Acquisition LLC, as the same may have been, or may hereafter be, supplemented, amended, restated or otherwise modified.

“Acquisition Proposal” means any indication of interest, offer or proposal, including any amendment or modification to any existing indication of interest, offer or proposal, contemplating an Acquisition Transaction (other than, for the avoidance of doubt, any indication of interest, offer or proposal made or submitted by or on behalf of Purchaser or one or more of its Affiliates).

“Acquisition Transaction” means any transaction (including any single- or multi-step transaction) or series of related transactions with any Person or “group” (as defined in the Exchange Act) involving (x) the issuance to such Person or “group” or acquisition by such Person or “group” of, or a tender offer or exchange offer that if consummated would result in such Person or “group” beneficially owning (within the meaning of Section 13(d) of the Exchange Act), at least fifty percent (50%) of the outstanding equity interests in the Trust or (y) the acquisition by such Person or “group” of at least fifty percent (50%) of the consolidated assets, or assets generating at least fifty percent (50%) of the consolidated net revenue or consolidated net income, of the Trust and its subsidiaries, in each case of clauses (x) and (y), whether pursuant to a merger (including a reverse merger in which the Trust is the surviving entity), reorganization, recapitalization, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer, liquidation, dissolution or other similar transaction, other than in each case of clauses (x) and (y) the Transactions.

“Affiliate” means, with respect to any Person, any other Person which Controls, is Controlled by or is under common Control with such Person.

“Agreement” shall have the meaning set forth in the introductory paragraph.

“Allocated Purchase Prices” shall have the meaning set forth in Section 2.2.2.

“Apartment Complex” means each of the apartment complexes identified on Schedule I.

“Assigned Contract” means (i) the Pierre PSE&G Agreement and (ii) each Service Contract, other than the Regency Pool Contract, subject to receipt of any required consent to the assignment to Purchaser of the same as of the Closing Date.

Annex 1-1

“Assumption Loan” shall have the meaning set forth in Section 2.5.

“Assumption Loan Documents” shall have the meaning set forth in Section 2.5.

“Assumption Loan Properties” means, collectively, the Pierre Property and the Berdan Property.

“Assumption Loan Lender” shall have the meaning set forth in Section 2.5.

“Assumption Loan Lender Ancillary Costs” means, collectively, all costs and expenses (other than Loan Assumption Fees) to be paid to or on behalf of each Assumption Loan Lender and to their agents, attorneys or other representatives, in connection with seeking and obtaining the Loan Assumption and Release, including additional reserves and escrows, title insurance premiums and fees, endorsement fees, non-refundable deposits, search fees, closing fees, recordation fees and legal fees and disbursements.

“Assumption Loan Sellers” shall have the meaning set forth in Section 2.5.

“Baltimore Property” means that certain mixed-use property located at 711 W. 40th Street, Baltimore, Maryland, and commonly known as “The Rotunda”..

“Berdan Loan” shall have the meaning set forth in Section 2.5.1.

“Berdan Loan Assumption Fee Cap” shall have the meaning set forth in Section 2.5.5.

“Berdan Property” means the Apartment Complex named “Berdan Court” on Schedule I.

“Boulders Property” means the Apartment Complex named “The Boulders at Rockaway” on Schedule I.

“Bulk Sale Unit” shall have the meaning set forth in Section 7.9.

“Bulk Sales Escrow Agreement” shall have the meaning set forth in Section 7.9.

“Bulk Transfer Notice” shall have the meaning set forth in Section 7.9.

“Business Day” means any day other than a Saturday or Sunday or Federal holiday or legal holiday in the State of New York.

“Cap Exclusions” shall have the meaning set forth in Section 12.4.

“Cash Deposit” means shall have the meaning set forth in Section 2.2.1.1.

“Closing” means the consummation of the purchase and sale and related transactions contemplated by this Agreement in accordance with the terms and conditions of this Agreement.

“Closing Certificate” shall mean a closing certificate in the form attached hereto as Exhibit G.

Annex 1-2

“Closing Date” means the date on which the Closing occurs.

“Closing Statement” shall have the meaning set forth in Section 5.2.5.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated July 11, 2019, between the Trust and Kushner Realty Acquisition LLC, as the same may have been, or may hereafter be, supplemented, amended, restated or otherwise modified.

“Co-Owned Property” means each of the Pierre Property and the Westwood Hills Property.

“Co-Owner Sellers” mean, collectively, (i) as to the Pierre Property, the Pierre Property Seller and (ii) as to the Westwood Hills Property, the Westwood Hills Seller.

“Control” means, with respect any Person, the possession, directly or indirectly, of the power to direct the management and policies of such Person, whether through ownership, voting control, by contract or otherwise.

“Damages” shall have the meaning set forth in Section 12.4.

“Data Site” means the IntraLinks data room titled “Project Sinatra”.

“De Minimis Claim” shall have the meaning set forth in Section 12.1.

“Deed” means, with respect to each Property, a special warranty deed (or with respect to the Regency Property, a bargain and sale deed without covenants against grantor’s acts) for each parcel of Land, the related Improvements and any other real property included in such Property, subject only to the Permitted Exceptions.

“Deficit Amount” shall have the meaning set forth in Section 12.5.

“Delinquency Report” shall have the meaning set forth in Section 6.1.7.

“Deposit” means shall have the meaning set forth in Section 2.2.1.1.

“Deposit LOC” means shall have the meaning set forth in Section 2.2.1.1.

“Designee” means any Person that is an Affiliate of Purchaser.

“Disclosure Schedules” shall have the meaning set forth in Article VI.

“Division Escrow” shall have the meaning set forth in Section 7.9.

“Effective Date” shall have the meaning set forth in the introductory paragraph.

Annex 1-3

“Encumbrance” means (i) any covenant, condition, restriction, easement, right of way or other matter affecting title to a Property, and (ii) any encroachment, easement, right of way or other matter affecting title to a Property as would be disclosed by an accurate and complete survey that meets the Minimum Standard Detail Requirements for ALTA/NSPS Land Title Surveys in effect as of the Effective Date; provided, however, that “Encumbrances” do not include Liens or Leases.

“Environmental Laws” means the Resource Conservation and Recovery Act (RCRA), 42 U.S.C. Section 6901 et seq., the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), 42 U.S.C. Sections 9601 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Toxic Substances Control Act, the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Safe Drinking Water Act 42 U.S.C. Section 300(f) et seq. and all other applicable state, county, municipal, or, administrative ordinances, rules, regulations, judgments, and orders relating or pertaining to (A) the protection, preservation or reclamation of the environment or natural resources or (B) the management, release and threatened release of hazardous materials.

“Escrow Agent” shall have the meaning set forth in Section 2.2.1.1.

“Escrow Agreement” shall have the meaning set forth in Section 2.3.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exculpated Parties” shall have the meaning set forth in Section 13.2.

“Executive Order” shall have the meaning set forth in Section 6.1.6.

“Existing Regency Mortgage” shall have the meaning set forth in Section 4.7.

“Existing Regency Mortgage Lender” shall have the meaning set forth in Section 4.7.

“Existing Regency Note” shall have the meaning set forth in Section 4.7.

“HFF” shall have the meaning set forth in Section 3.4.

“FIRPTA Affidavit” shall have the meaning set forth in Section 5.2.7.

“Fixtures and Tangible Personal Property” means all fixtures, furniture, furnishings, fittings, equipment, machinery, apparatus, appliances and other articles of tangible personal property located on the Land or in the Improvements as of the Effective Date or acquired by a Seller prior to the Closing Date, in each case, used or usable exclusively in connection with the occupation or operation of all or any portion of the Land or the Improvements; provided, however, that the term “Fixtures and Tangible Personal Property” specifically excludes assets that are not owned by Sellers (including assets owned or leased by any Tenant, any guest or any employee or other person furnishing goods or services to any portion of any Property).

“Fundamental Sellers’ Representations” means the representations and warranties under (i) Section 3.4, (ii) Section 6.1.1, (iii) Section 6.1.2, (iv) Section 6.1.3 and (v) Section 6.1.6.

Annex 1-4

“General Assignment and Assumption” shall have the meaning set forth in Section 5.2.4

“Hazardous Materials” means any and all substances, wastes, materials, pollutants, contaminants, compounds, chemicals or elements which are defined or classified as a “hazardous substance,” “hazardous material,” “toxic substance,” “hazardous waste,” “pollutant,” “contaminant” or words of similar import under any Environmental Law, including all dibenzodioxins and dibenzofurans, polychlorinated biphenyls (PCBs), petroleum hydrocarbon, including crude oil or any derivative thereof, asbestos-containing materials in any form, and radon gas.

“Hekemian Manager” means Hekemian & Co., a New Jersey corporation.

“Improvements” means all buildings and improvements located on the Land.

“Indemnified Person” shall have the meaning set forth in Section 12.6.1.

“Indemnifying Person” shall have the meaning set forth in Section 12.6.1.

“Intangibles” means, collectively, (i) the rents and other sums due to Sellers under the Leases, (ii) to the extent assignable, any unapplied Security Deposits, and (iii) to the extent assignable and used exclusively in the operation or occupancy of the Apartment Complexes all of Sellers’ right, title and interest in and to (w) all telephone numbers, names, trade names, designations, logos, internet websites and domain names and service marks used in connection with the operation Apartment Complexes (excluding the names or variations thereof of Sellers and any tenant), (x) all warranties and guaranties issued to Sellers in connection with the Improvements or the Fixtures and Tangible Personal Property, (y) all Permits and (z) all plans, drawings and other items of intangible personal property relating to the ownership or operation of the Apartment Complexes and owned by any Seller.

“Intervening Event” means an event, circumstance, change, development, occurrence or fact occurring or arising after the date hereof that was not known to the Trust Board as of the date of this Agreement (or, if known, the magnitude or consequences of which were not known or reasonably foreseeable by the Trust Board as of the date of this Agreement), other than any event, circumstance, change, development, occurrence or fact in respect of an Acquisition Proposal.

“Land” means all of those certain tracts of land described on Exhibit A, together with all rights of Sellers’ in and to the easements, rights, privileges and appurtenances pertaining thereto.

“Lease” means any lease, sublease, license agreement or other occupancy agreement affecting any Apartment Complex under which any Seller is the landlord, sublandlord, licensor or grantor.

“Leasing Commissions” mean all leasing commissions, brokers’ commissions and similar commissions, fees and charges payable by the landlord in connection with the negotiation, execution and delivery of any Leases.

“Lien” means any mortgage, deed of trust or other consensual lien, a mechanic’s or any materialman’s lien, a judgment lien, a lien for delinquent real property taxes or assessments, any

Annex 1-5

other tax or statutory lien, or any other lien, in each case to the extent the same affects a Property and encumbers the interest of such the applicable Seller in such Property.

“Loan Assumption and Release” shall have the meaning set forth in Section 2.5.

“Loan Assumption Application” shall have the meaning set forth in Section 2.5.

“Loan Assumption Application Submittal Deadline” shall have the meaning set forth in Section 2.5.

“Loan Assumption Approval” shall mean an Assumption Loan Lenders’ written approval of the assumption of the applicable Assumption Loan by Purchaser or an SPE Entity and the release of the applicable Seller and all existing guarantors and indemnitors from liability under the applicable Assumption Loan Documents.

“Loan Assumption Fee Caps” shall have the meaning set forth in Section 2.5.5.

“Loan Assumption Fees” means, collectively, all transfer or assumption fees to be paid to or on behalf of each Assumption Loan Lender in connection with seeking and obtaining the Loan Assumption and Release (provided that “Loan Assumption Fees” shall not include Assumption Loan Lender Ancillary Costs). With respect to the Berdan Loan, the Loan Assumption Fees shall means the “Transfer Fee” and “Transfer Processing Fee” payable thereunder.

“Major Loss or Damage” means any loss or damage to an Apartment Complex (i) which in the case of any taking as the result of (or in lieu of) any condemnation or eminent domain, renders fifteen percent (15%) or more of the Improvements at such Apartment Complex inaccessible or unusable for their intended purpose or has a material adverse effect on the access to or parking at such Apartment Complex, and (ii) with respect to which, in the case of any damage or destruction to by fire or other casualty, the cost to restore such Apartment Complex, as reasonably estimated by Sellers, would exceed fifteen percent (15%) of such Property’s Allocated Purchase Price.

“Management Agreements” means, collectively, (i) that certain Property Management Agreement, dated January 8, 2018, between Pierre Property Seller and Hekemian Manager, (ii) that certain Management Agreement, dated November 1, 2001, between the Trust and Hekemian Manager and (iii) that certain Management Agreement, dated August 26, 2019, between Berdan Court, LLC, a Delaware limited liability company, and Hekemian Manager, as each of the same may be supplemented, amended, restated or otherwise modified from time to time.

“Material Adverse Effect” means a material adverse effect on the business, financial condition or results of operations of the Properties, taken as a whole.

“Materials” shall have the meaning set forth in Section 3.1.1.

“Mortgage” shall have the meaning set forth in Section 4.4.

“New Disclosure Item” shall have the meaning set forth in Section 6.2.

Annex 1-6

“New Exception” shall have the meaning set forth in Section 4.5.1.

“New Exception Review Period Expiration Date” shall have the meaning set forth in Section 4.5.1.

“New Lease Document” means each of any (i) amendment, renewal or expansion of any existing Lease and (ii) any new Lease, in each case, executed in accordance with the terms of this Agreement after the Effective Date and prior to the Closing Date.

“Noticed Claim” shall have the meaning set forth in Section 12.6.2.

“Notice of Claim” shall have the meaning set forth in Section 12.6.2.

“Notice of Third-Party Claim” shall have the meaning set forth in Section 12.6.3.

“Objected New Exception” shall have the meaning in Section 4.5.3.

“OFAC” shall have the meaning set forth in Section 6.1.6.

“Other Monetary Lien” means (i) any judgment lien against a Seller or (ii) any mechanic’s, materialmen’s or other monetary lien or encumbrance (excluding any of the foregoing liens or encumbrances to the extent they constitute Permitted Exceptions).

“Outside Closing Date” means June 15, 2020.

“Permitted Exceptions” shall have the meaning set forth in Section 4.3.

“Permit” means, collectively, all permits, licenses, approvals and authorizations issued by any governmental authority to Sellers in connection with the Properties.

“Person” means any individual, corporation, proprietorship, firm, partnership, limited partnership, limited liability company, trust, association or other entity.

“Pierre Loan” shall have the meaning set forth in Section 2.5.1.

“Pierre Loan Assumption Fee Cap” shall have the meaning set forth in Section 2.5.5.

“Pierre Property” means the Apartment Complex named “Pierre Towers” on Schedule I.

“Pierre Property Seller” means Pierre Towers LLC, a New Jersey limited liability company, the current owner of the Pierre Property.

“Pierre Seller Floor” shall have the meaning set forth in Section 12.4.

“Pierre Seller Maximum Liability” shall have the meaning set forth in Section 12.4.

“Pierre PSE&G Agreement” means that certain PSE&G Residential Multifamily Housing Program Master Customer Agreement, dated June 24, 2016 between Public Service Electric & Gas Company (“PSE&G”) and Pierre Property Seller.

Annex 1-7

“Physical Due Diligence” shall have the meaning set forth in Section 3.1.3.

“Pre-Closing Period” shall have the meaning set forth in Section 7.1.

“Property” means, collectively, (i) the Land, (ii) the Improvements, (iii) the Fixtures and Tangible Personal Property, (iv) the Assigned Contracts and (v) the Intangibles, including all of Sellers’ respective right, title and interest in and to the Apartment Complexes.

“Proxy Statement” shall have the meaning set forth in Section 6.1.3.

“Purchase Price” shall have the meaning set forth in Section 2.2.1.

“Purchaser” shall have the meaning set forth in the introductory paragraph.

“Purchaser Closing Documents” mean the documents delivered by Purchaser at the Closing pursuant to this Agreement.

“Purchaser Consultants” means, collectively, all of Purchaser’s agents, representatives, consultants and/or contractors.

“Purchaser Default” shall have the meaning set forth in Section 10.1.

“Purchaser Expense Reimbursement” shall have the meaning set forth in Section 9.2.5.

“Purchaser Indemnified Parties” shall have the meaning set forth in Section 12.2.

“Purchaser’s Representations” means the representations made by Purchaser that are set forth in this Agreement, the Purchaser Closing Documents and the Closing Certificate executed and delivered by Purchaser.

“Regency Mortgage Assignment” shall have the meaning set forth in Section 4.7.

“Regency Mortgage Assignment Costs” shall have the meaning set forth in Section 4.7.

“Regency Ownership Defect” shall have the meaning set forth in Section 4.8.

“Regency Pool Contract” shall have the meaning set forth in Section 3.3.

“Regency Property” means the Apartment Complex named “The Regency Club Towers” on Schedule I.

“Regency Property Owner” means FREIT Regency LLC, a New Jersey limited liability company, the current owner of the Regency Property.

“Remove” means, with respect to any matter, that Sellers cause the Title Company to remove such matter as an exception to, or affirmatively insure over such matter in, the applicable Title Policy for the benefit of Purchaser, whether such removal or insurance is made available in consideration of payment, bonding, indemnity of any Seller or otherwise; provided, however, that

Annex 1-8

the Title Company must also be willing to accept such Seller cure action to remove or insure over the same matter on the loan policy of Purchaser’s lender.

“Rent Roll” shall have the meaning set forth in Section 6.1.7.

“Replacement Loan Guarantor” shall have the meaning set forth in Section 2.5.

“Representatives” means, with respect to any Person, the directors, officers, employees, financial advisors, attorneys, accountants (other than independent public accountants), consultants, agents and other authorized representatives and advisors of such Person.

“Required Estate Planning Changes” shall have the meaning set forth in Section 2.5.

“Response Letter” shall have the meaning set forth in Section 7.9.

“Retained Employees” shall have the meaning set forth in Section 7.12.1.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Deposits” means any and all security deposits providing security for any Leases and in Sellers’ possession or control or for which Sellers are responsible under the Leases.

“Seller” and “Sellers” shall have the meanings set forth in the introductory paragraph.

“Seller Adjournment” shall have the meaning set forth in Section 5.1.

“Seller Closing Documents” mean the documents delivered by Sellers at the Closing pursuant to this Agreement.

“Seller Default” shall have the meaning set forth in Section 10.2.

“Seller Floor” means each of the Sole-Owned Properties Seller Floor, the Pierre Seller Floor and the Westwood Hills Seller Floor.

“Seller Indemnified Parties” shall have the meaning set forth in Section 12.3.

“Seller Insurance Policies” shall have the meaning set forth in Section 5.4.1.6.

“Seller Knowledge Individuals” shall have the meaning set forth in Section 6.1.

“Seller Maximum Liability” means each of the Sole-Owned Properties Seller Maximum Liability, the Pierre Seller Maximum Liability and the Westwood Hills Seller Maximum Liability.

“Sellers’ Covenants” means all covenants and agreements required by this Agreement to be performed and complied with by Sellers prior to or on the Closing Date.

Annex 1-9

“Seller’s Knowledge” shall have the meaning set forth in Section 6.1.

“Sellers’ Representations” means the representations made by Sellers that are set forth in this Agreement, the Seller Closing Documents and the Closing Certificate executed and delivered by Sellers.

“Sellers’ Wire Instructions” shall have the meaning set forth in Section 2.2.1.1.

“Service Contracts” means, collectively, all service contracts and other similar agreements and contracts including, without limitation, contracts with television, internet and utility providers (but, for the avoidance of doubt, excluding Leases and the Management Agreements), affecting any Apartment Complex to which any Seller is a party or by which any Seller is bound.

“Sole-Owner Sellers” means all of the Sellers other than the Westwood Property Owner and the Pierre Property Seller(s).

“Sole-Owned Properties Seller Floor” shall have the meaning set forth in Section 12.4.

“Sole-Owner Sellers” means all of the Sellers other than the Westwood Property Owner and the Pierre Property Seller(s).

“Sole-Owned Property” means each Property other than the Co-Owned Properties.

“SPE Entity” shall mean, with respect to each Assumption Loan Property, a single member, Delaware limited liability company that shall be Purchaser’s Designee to receive title in respect of such Assumption Loan Property and to assume the applicable Assumption Loan. Each SPE Entity shall be a wholly-owned subsidiary of Purchaser, be newly formed as of the Closing, and satisfy the requirements of each of the Assumption Loan Lenders for a special purpose, bankruptcy remote borrower pursuant to the Assumption Loan Documents.

“Special Damages” shall have the meaning set forth in Section 10.2.

“Station Place Property” means the Apartment Complex named “Station Place” on Schedule I.

“Steuben Arms Property” means the Apartment Complex named “Steuben Arms” on Schedule I.

“Superior Proposal” means a bona fide written Acquisition Proposal made by a Third Party that the Trust Board determines in its good faith judgment (after consultation with its financial advisor and outside legal counsel) would, if consummated, result in a transaction that is more favorable to the Trust Shareholders from a financial point of view than the Transactions.

“Superior Proposal Notice” shall have the meaning set forth in Section 7.13.5.

“Surveys” shall have the meaning set forth in Section 4.1.

Annex 1-10

“Survival Period” shall have the meaning set forth in Section 12.1.

“Tax Lien” means any liens for Taxes (other than Taxes not yet due and payable) upon any Property.

“Taxes” means any federal, state, local or foreign real property, personal property, sales, use, room, occupancy, ad valorem or similar taxes, assessments, levies, charges or fees imposed by any governmental authority on any Seller with respect to any Property, including any interest, penalty or fine with respect thereto, but expressly excluding any federal, state, local or foreign income, capital gain, gross receipts, capital stock, franchise, profits, estate, gift or generation skipping tax, transfer, documentary stamp, recording or similar tax, levy, charge or fee incurred with respect to the Transactions.

“Tenant” means any tenant, subtenant, licensee or other occupant pursuant to any Lease.

“Termination Fee” shall have the meaning set forth in Section 9.2.6.

“Termination Payments” shall have the meaning set forth in Section 9.2.6.

“Third Party” means any Person or “group” (as defined under Section 13(d) of the Exchange Act) of Persons, other than the parties hereto or any of their respective Affiliates or Representatives (solely in their capacity as such).

“Third-Party Claim” shall have the meaning set forth in Section 12.6.3.

“Third-Party Reports” means any reports, studies or other information prepared or compiled for Purchaser’s use by any consultant or other third party in connection with Purchaser’s investigation of the Properties, whether ordered by Sellers or Purchaser, including the Third-Party Reports identified on Schedule II attached hereto.

“TIC Conversion” shall have the meaning set forth in Section 7.3.

“TIC Conversion Deadline” means February 28, 2020.

“TIC Owners” shall have the meaning set forth in Section 7.3.

“Title Commitments” shall have the meaning set forth in Section 4.1.

“Title Company” shall have the meaning set forth in Section 4.1.

“Title Policy” means, with respect to each Property, a standard American Land Title Association owner’s title insurance policy for the Land and the Improvements applicable to such Property issued by the Title Company subject only to Permitted Exceptions, using the current policy jacket customarily provided by the Title Company in the applicable state, in an amount equal to the Allocated Purchase Price allocated to such Property, excluding the personal property components thereof, subject only to the Permitted Exceptions.

“Title Update” shall have the meaning set forth in Section 4.5.2.

Annex 1-11

“Transactions” means any and all transactions contemplated by the terms of this Agreement.

“Transfer Taxes” shall have the meaning set forth in Section 5.5.1.

“Transfer Tax Forms” means any and all sales tax or transfer tax forms and returns, transfer declarations and other similar disclosure forms or notices required to be executed and/or delivered by any Seller and/or Purchaser pursuant to applicable law in connection with the consummation of the Transactions.

“Trust” means First Real Estate Investment Trust of New Jersey, a New Jersey trust, a Seller and a direct or indirect member of the other Sellers.

“Trust Board” shall have the meaning set forth in the recitals.

“Trust Board Recommendation” shall have the meaning set forth in the recitals.

“Trust Shareholder Approval” shall have the meaning set forth in Section 6.1.1.

“Trust Shareholders” shall have the meaning set forth in the recitals.

“Trust Shareholders Meeting” shall have the meaning set forth in the recitals.

“Uncollected Rent” shall have the meaning set forth in Section 5.4.1.1(b).

“Violations” means, with respect to each Property, all fines, penalties and interest that have accrued on any and all notes or notices of violations of law, or municipal ordinances, orders, designations or requirements whatsoever noted in or issued by any federal, state, municipal or other governmental department, agency or bureau or any other governmental authority having jurisdiction over the Properties.

“Voluntary Liens” means, with respect to each Property, title exceptions affecting such Property that are voluntarily created by Sellers or their respective Affiliates after the Effective Date; provided, however, that the term “Voluntary Liens” as used in this Agreement shall not include the following: (a) any Permitted Exceptions; (b) any title exceptions that are approved, waived or deemed to have been approved or waived by Purchaser pursuant to the terms of this Agreement or that are created as permitted by, and in accordance with, the provisions of this Agreement and (c) any judgment liens and mechanics’ and similar liens.

“WARN Act” shall have the meaning set forth in Section 7.12.2.

“Westwood Hills Property” means the Apartment Complex named “Westwood Hills” on Schedule I.

“Westwood Hills Seller” means Westwood Hills, LLC, a New Jersey limited liability company, the current owner of the Westwood Hills Property.

“Westwood Hills Seller Floor” shall have the meaning set forth in Section 12.4

Annex 1-12

“Westwood Hills Seller Maximum Liability” shall have the meaning set forth in Section 12.4

Annex 1-13

SCHEDULE I

Apartment Complex Names and Addresses; Sellers; Allocated Purchase Prices

	Apartment Complex Name	Apartment Complex Street Address	City & State	Seller	Allocated purchase price
1.	Berdan Court	2 Hazen Court	Wayne, NJ	Berdan Court, LLC, a Delaware limited liability company	$42,000,000
2.	The Boulders at Rockaway	10 Mount Pleasant Avenue	Rockaway, NJ	First Real Estate Investment Trust of New Jersey, a New Jersey trust	$33,000,000
3.	Pierre Towers	185 Prospect Avenue	Hackensack, NJ	Pierre Towers, LLC, a New Jersey limited liability company	$80,500,000
4.	The Regency Club	1200 Regency Court	Middletown, NY	FREIT Regency, LLC, a New Jersey limited liability company	$27,250,000
5.	Station Place	145 Monmouth Street	Red Bank, NJ	Station Place on Monmouth, LLC, a New Jersey limited liability company	$16,500,000
6.	Steuben Arms	112 Main Street	River Edge, NJ	First Real Estate Investment Trust of New Jersey, a New Jersey trust	$17,250,000
7.	Westwood Hills	5 Sutton Place	Westwood, NJ	Westwood Hills, LLC, a New Jersey limited liability company	$50,000,000

Schedule I-1